EXHIBIT 10.1

COMMERCIAL
LEASE
AGREEMENT

AMB-SGP SEATTLE/BOSTON, LLC
Landlord

AND

TEMPTRONIC CORPORATION
Tenant

COMMERCIAL LEASE AGREEMENT	Property Address:	35-41 Hampden Road Mansfield, Massachusetts 02048
NET ESCROW
	Execution Copy Date:	October 25, 2010

LEASE AGREEMENT

THIS LEASE AGREEMENT, made and entered into by and between, AMB-SGP SEATTLE/BOSTON, LLC, a Delaware limited liability company, or its assigns, hereinafter referred to as "Landlord'', and TEMPTRONIC CORPORATION, a Delaware corporation, hereinafter referred to as "Tenant";

WITNESSETH:

1.    PREMISES AND TERM.

     (a)     In consideration of the mutual obligations of Landlord and Tenant set forth herein, Landlord leases to Tenant, and Tenant hereby takes from Landlord the Premises situated within the Town of Mansfield, County of Bristol, Commonwealth of Massachusetts, more particularly described and depicted on Exhibit "A" attached hereto and incorporated herein by reference, commonly known as 35-41 Hampden Road, and consisting of approximately 52,700 square feet (the "Premises"), located within a building consisting of approximately 58,800 square feet (the "Building"), together with the right to use, in common with all other occupants of the Building, the walkways, sidewalks and parking areas identified on Exhibit "A," to have and to hold, subject to the terms, covenants and conditions in this Lease. The term of this Lease shall commence on the "Commencement Date" hereinafter set forth and shall end on August 31, 2021.

     (b)     The Commencement Date shall be the later of (i) the date of substantial completion of the Landlord Improvements (as hereinafter defined) or (iii) fourteen (14) days after the Move-in Date (as hereinafter defined). Notwithstanding the foregoing, provided that this Lease has been fully executed and that Tenant has delivered to Landlord the LOC (as defined in Paragraph 2(b) below), the required certificate(s) of insurance, and the first monthly installment of escrow charges pursuant to Paragraph 2(a) below, and subject to Tenant's receipt of all required municipal approvals, Tenant shall have the right to access the Premises prior to the Commencement Date for the purpose of completing the work within the Premises designated as Tenant's responsibility in the scope of work, plans and construction schedule attached hereto as Exhibit "B" (collectively, the "Improvements Plans") according to the schedule set forth therein (the "Early Access Period"). During the Early Access Period, all terms and conditions of this Lease shall be in full force and effect (except Tenant's obligation to pay Base Rent and other monthly charges) and Tenant shall conduct its permitted work at its sole cost, risk and expense and in a manner that avoids interference with the performance of the Landlord Improvements.

     (c)     Provided that this Lease has been fully executed and that Tenant has delivered to Landlord the LOC, the required certificate(s) of insurance, and the first monthly installment of escrow charges pursuant to Paragraph 2(a) below, and subject to Tenant's receipt of all required municipal approvals, Landlord shall use commercially reasonable efforts to have the Premises in "move-in condition" (as hereinafter defined) and permit Tenant to move into the Premises by February 21, 2011 (the "Target Move-in Date"). For purposes of the Lease, the term "move-in condition" shall mean Landlord shall have completed the floor epoxy treatment in the Premises. The date upon which the Premises shall be in "move-in condition" and Landlord shall permit Tenant to commence moving into the Premises is hereinafter referred to as the "Move-In Date." From the Move-in Date through the Commencement Date, all terms and conditions of this Lease shall be in full force and effect (except Tenant's obligation to pay Base Rent and other monthly charges) and Tenant shall conduct its permitted work at its sole cost, risk and expense and in a manner that avoids interference with the performance of the Landlord Improvements.

     (d)     Tenant acknowledges that (i) it has inspected and accepts the Premises in its as-is, where-is condition, with all faults, (ii) the Building and improvements comprising the same are suitable for the purpose for which the Premises are leased, (iii) the Premises are in good and satisfactory condition, and (iv) no representations as to the repair of the Premises, nor promises to alter, remodel or improve the Premises have been made by Landlord (unless otherwise expressly set forth in this Lease). Notwithstanding anything contained in this Lease to the contrary, Landlord hereby represents to Tenant that, to Landlord's knowledge, but without independent investigation whatsoever: (i) the Building is in compliance with all applicable laws including all Environmental Laws (as defined in Paragraph 24(a) below), (ii) all utility and other systems servicing or otherwise benefiting the Premises are in compliance with all applicable laws, and (iii) the Building is structurally sound. Nothing contained in this paragraph shall operate to modify the parties' respective repair and maintenance obligations as more particularly described in Paragraphs 4 and 5 hereof.

     (e)     Prior to the Commencement Date, Landlord, at Landlord's sole cost and expense, but subject to the Tenant Contribution (as defined below), shall in a good, workmanlike and diligent manner, and in compliance with all applicable laws, ordinances, building codes and requirements of public authorities and insurance underwriters, complete the work within the Premises in accordance with the Improvement Plans, which work (including materials, supplies, components, labor and services therefor, except for materials, supplies, components, labor and services with respect to the work expressly designated as Tenant's responsibility) (collectively, the "Landlord Improvements"). Tenant shall fully cooperate and not interfere with Landlord's performance of the Landlord Improvements, including the movement of furniture or other personal property at its sole cost and risk. As part of the Landlord Improvements, Landlord shall deliver the Premises to Tenant on the Commencement Date with all Building systems in good working condition and repair. Following the substantial completion of the Landlord Improvements, as reasonably determined by Landlord, Tenant shall deliver a payment to Landlord in the amount of One Hundred Fifteen Thousand and 00/100 Dollars ($115,000.00) (the "Tenant Contribution") to reimburse Landlord for a portion of the cost of performing the Landlord Improvements within fifteen (15) days after Tenant's receipt of an invoice therefor accompanied by reasonable supporting documentation. For purposes of Paragraphs 1(e) and (f) hereof, the terms "substantial completion" and "substantially completed" shall mean that state of completion of the Landlord Improvements which will, except for any improvements or work to be performed by Tenant, allow Tenant to utilize the Premises for its intended purpose without material interference to the customary business activities of Tenant by reason of the completion of any work being performed by Landlord; provided, however, that substantial completion cannot occur until Landlord has obtained and delivered to Tenant a temporary certificate of occupancy or its equivalent for the Premises. Substantial completion shall be deemed to have occurred notwithstanding that minor or insubstantial details of construction, decoration or mechanical adjustment remain to be performed. The foregoing minor or insubstantial details, commonly referred to as punchlist items, shall be completed by Landlord no later than thirty (30) days following the date of substantial completion (except for items which cannot reasonably be completed within such thirty (30) day period, which items shall be completed as promptly as practicable thereafter using diligent efforts).

     (f)     Tenant shall have the right to commence moving into the Premises on the Move-in Date and Landlord shall use commercially reasonable efforts to substantially complete the Landlord Improvements by the fourteenth (14th) day after the Move-In Date (the "Target Commencement Date"); provided, however, if for any reason the Premises is not in "move-in condition" by the Target Move-in Date or Landlord shall not have substantially completed the Landlord Improvements by the Target Commencement Date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder, except as expressly set forth herein. If the Premises is not in "move-in condition" by the Target Move-in Date or Landlord shall not have substantially completed the Landlord Improvements by the Target Commencement Date (such dates, as the same may be extended, being referred to herein as the "Deadline" or Deadlines," as applicable), subject to extensions of one (1) day for each day for Force Majeure Delays (as defined in Paragraph 22(c) below) and one (1) day for each day of delay caused by Tenant or Tenant's employees, contractors, or invitees, including Tenant's failure to timely deliver the LOC to Landlord pursuant to the terms and conditions of Paragraph 2(b) below ("Tenant Delay"), Tenant shall receive two (2) additional days of free Base Rent and escrow charges for each day beyond one or both Deadlines, as applicable, that the Premises is not delivered in the required condition, commencing on each Deadline and continuing through the actual date of delivery in the required condition, as Tenant's sole and exclusive remedy against Landlord. In lieu of the foregoing remedy, Landlord may elect to provide Tenant with a credit against the Tenant Contribution in an amount equal to two (2) days of Base Rent and escrow charges for each day of delay beyond each Deadline, subject to the extensions set forth in the preceding sentence. After the Commencement Date, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises, confirming the Move-In Date, Commencement Date, Expiration Date, Abatement Period (as hereinafter defined), rent schedule and such other information as the parties may reasonably request. Notwithstanding anything contained in this Lease to the contrary, no Tenant Delay shall be deemed to have occurred to the extent that such delay results from (i) Landlord's breach of any of its obligations under this Lease, (ii) the negligent or wrongful act or omission of Landlord or of any of its agents, employees, contractors or invitees, or (iii) any matter beyond the reasonable control of Tenant. Furthermore, in those situations where Tenant is not aware of the existence of a particular alleged Force Majeure or Tenant Delay, Landlord agrees to give Tenant notice of such alleged Force Majeure or Tenant Delay no later than two (2) business days after Landlord becomes aware of the existence of the same, so as to enable Tenant to promptly mitigate the impact of any such delay. For purposes of this Paragraph 1(f) only, Force Majeure Delays shall not include labor disputes, a holdover by the current tenant at the Premises or material shortages so long as, with respect to material shortages, Tenant agrees to make substitution of materials of equivalent grade and quality when and if any specified material shall not be readily and reasonably available. If Tenant fails to agree to such substitution within twenty-four (24) hours of being notified of same by Landlord, Tenant's approval of such substitution shall be deemed given.

     (g)     This Lease shall be contingent upon and shall not take effect unless and until Landlord and the current tenant at the Premises execute an agreement to relocate such tenant from the Premises into a new space. In the event the current tenant fails to execute an agreement to relocate within twenty-four (24) hours after the full execution of this Lease, Tenant shall have the right to terminate this Lease at any time prior to such current tenant's execution of the agreement to relocate, by giving notice thereof to Landlord. Furthermore, in the event the current tenant at the Premises fails to surrender the Premises by February 1, 2011, Tenant shall have the right to terminate this Lease during the time period from February 1, 2011 through and including February 4, 2011, by giving written notice thereof to Landlord. Finally, if Landlord fails to substantially complete the Landlord Improvements by that date which is sixty (60) days following the Deadline, Tenant shall have the right to terminate this Lease within two

(2) business days following the expiration of such sixty (60) day period and prior to Landlord's substantial completion of the Landlord Improvements, by giving written notice thereof to Landlord.

2.    BASE RENT, LETTER OF CREDIT, AND ESCROW PAYMENTS.

     (a)     Tenant agrees to pay to Landlord rent ("Base Rent") for the Premises, in advance, without demand, deduction or set off, except as expressly set forth herein and subject to adjustment in accordance Paragraph 1(f) hereof, at the following monthly rates during the term hereof:

Time Period	Monthly Base Rent
Commencement Date - Six (6) months after	No Base Rent owed by Tenant [Tenant remains
the Commencement Date ("Abatement	responsible for the payment of all other charges
Period")	due under the Lease during this time period]
End of Abatement Period -August 31, 2013	$37,329.00
September 1, 2013 -August 31, 2015	$39,525.00
September 1, 2015 -August 31, 2018	$41,721.00
September 1, 2018 -August 31, 2021	$43,917.00

One full monthly installment of escrow charges shall be due and payable upon Tenant's execution of this Lease, and the subsequent applicable monthly installments shall be due and payable on or before the first day of each calendar month succeeding the Commencement Date, except that all payments due hereunder for any fractional calendar month shall be prorated.

     (b)     Within fourteen (14) days after the full execution of this Lease, Tenant shall deliver to Landlord, as security for Tenant's faithful performance of Tenant's obligations under this Lease and as additional consideration for Landlord's performance of the Landlord Improvements, an unconditional, irrevocable standby letter of credit in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00), naming Landlord as beneficiary, issued by a national bank reasonably approved by Landlord (the "Issuing Bank," and Landlord hereby confirms that PNC Bank, N.A. is acceptable to Landlord), permitting full or partial draws thereon and transfer by Landlord, and otherwise substantially in the form attached hereto as Exhibit "C" (the "LOC"). If Tenant fails to timely provide the original LOC to Landlord, Landlord shall have the right to suspend its performance of the Landlord Improvements until such time as the LOC is so delivered and such failure to timely deliver the LOC shall constitute a Tenant Delay. The LOC shall be irrevocable and for an initial term of one (1) year and shall by its terms be automatically renewable for successive one (1) year periods throughout the term of this Lease and any renewals or extensions thereof unless both Landlord and Tenant instruct the Issuing Bank otherwise. In any event of a proposed termination of the LOC, the Issuing Bank shall notify Landlord by certified mail, return receipt requested at least sixty (60) days prior to termination. If for any reason, the LOC fails to be in effect for such term, then Tenant shall be in default of this Lease (following the giving of all required notices and the expiration of all applicable grace periods) and Landlord shall have all rights and remedies at law or pursuant to this Lease, including, but not limited to, the right to draw the full amount of the LOC and retain the amounts so drawn as additional security for Tenant's performance of the covenants of this Lease. If during the term of this Lease, the Issuing Bank either: (1) fails to maintain a credit rating of at least A1 (Moody's) or A (Standard and Poor's), (2) is declared insolvent by the FDIC, (3) is closed for any reason, or (4) is deemed by Landlord, in its reasonable discretion, to be at risk of becoming insolvent or otherwise unable to fulfill its obligations under the LOC, then Landlord shall be entitled to require that the LOC be re-issued (within thirty (30) days following Landlord's delivery of a written demand for re-issuance) by a financial institution reasonably acceptable to Landlord, but if the LOC is not so timely re-issued, Landlord shall have the right to draw the full amount of the LOC. If Tenant fails to pay Base Rent, escrow charges or other amounts owed under this Lease or otherwise defaults under this Lease (following the giving of all required notices and the expiration of all applicable grace periods), Landlord may draw upon the LOC and use, apply or retain the proceeds thereof for the payment of any amount due Landlord under the Lease or, to the extent permitted hereunder, to reimburse or compensate Landlord for any liability, cost, expense, loss, or damage (including attorneys' fees) which Landlord may suffer or incur by reason thereof, including, but not limited to, costs relating to the Landlord Improvements and any future unpaid Base Rent, escrow charges or other amounts owed by Tenant. The LOC shall be drawable by Landlord by delivery to the Issuing Bank of a sight draft and a written statement by Landlord stating that Landlord has the right to draw upon the LOC based upon the terms and conditions of the Lease, specifying the event giving rise to the right. The LOC will be honored by the Issuing Bank without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement. The LOC shall contain a provision whereby the issuer agrees to pay the sight draft or give notice of discrepancies on the date of presentation and waives its right to wait five (5) banking days pursuant to Article 14(b) of the ICC Uniform Customs and Practice for Documentary Credits (2007 revision). The LOC shall further contain the following statement by the issuing bank: "Our obligation under this LOC is the individual obligation of the Bank, in no way contingent upon reimbursement with respect thereto, or upon our ability to perfect any lien or security interest. Further, our obligation is no way contingent upon your obligation under any guaranty or surety bond for which this LOC is or may be given as full or partial collateral." Notwithstanding anything contained in this Lease to the contrary, so long as no event of default shall have occurred hereunder during the first three (3) years of the term of this Lease (following the giving of all required notices and the expiration of all applicable grace periods), Landlord shall permit Tenant to re-issue or provide a replacement LOC in the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the "First LOC Reduction") after the expiration of the third full year of this Lease upon written notice from Tenant to Landlord. In addition, but only in the event the First LOC Reduction has occurred, so long as no event of default shall have occurred hereunder during the fourth and fifth years of the term of this Lease (following the giving of all required notices and the expiration of all applicable grace periods), Landlord shall permit Tenant to re-issue or provide a replacement LOC in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) after the expiration of the fifth full year of this Lease upon written notice from Tenant to Landlord, which LOC shall remain in place for the remainder of the term of this Lease and any extensions or renewals thereof.

     (c)     Tenant agrees to pay its proportionate share (as defined in Paragraph 22(k) below) of (i) Taxes (hereinafter defined) payable by Landlord pursuant to Paragraph 3(a) below, (ii) the cost of administering and maintaining any insurance pursuant to Paragraph 9 below, and (iii) the cost of any common area charges payable by Tenant in accordance with Paragraph 4 below and the cost of the property management fee charged by Landlord (collectively, "CAM Charges"). During each month of the term of this Lease, on the same day that Base Rent is due hereunder, Tenant shall escrow with Landlord an amount equal to 1/12 of the estimated annual cost of its proportionate share of such items. Tenant authorizes Landlord to use the funds deposited with Landlord under this Paragraph 2(c) to pay such costs. The initial monthly escrow payments are based upon the estimated amounts for the year in question, and shall be increased or decreased annually to reflect the projected actual cost of all such items. If the Tenant's total escrow payments are less than Tenant's actual proportionate share of all such items, Tenant shall pay the difference to Landlord within thirty (30) days after written demand. If the total escrow payments of Tenant are more than Tenant's actual proportionate share of all such items, Landlord shall retain such excess and credit it against Tenant's next annual escrow payments. Notwithstanding the foregoing, upon not less than thirty (30) days prior written notice to Tenant delivered at any time during the Lease, Landlord shall have the right to change the amount of the monthly estimates owed by Tenant. The amount of the initial monthly rental and the initial monthly escrow payments are as follows:

(1)	Base Rent as set forth in Paragraph 2(a)	$37,329.00
(2)	Tax Escrow Payment	$6,368.00
(3)	Insurance Escrow Payment	$615.00
(4)	Escrow for CAM Charges	$4,699.00
	Monthly Payment Total	$49,011.00

3.    TAXES.

     (a)     Landlord agrees to pay all taxes, assessments and governmental charges of any kind and nature that accrue against the Premises, and/or the land and/or improvements of which the Premises are a part; provided, however, there shall be excluded from Taxes all income taxes, excess profit taxes, excise taxes, franchise taxes, estate, succession, inheritance, gift, mortgage recording and transfer taxes (collectively referred to herein as "Taxes"). Landlord shall have the right to pre-pay any special assessments that accrue against the Premises, and/or the land and/or the improvements of which the Premises are a part, and, in the event of such pre-payment, Tenant shall be responsible for making monthly payments to Landlord for Tenant's proportionate share of the costs incurred by Landlord in connection with such special assessments and Taxes shall only include in any calendar year the amount of such installment that would have been payable during the calendar year in question had Landlord elected to pay such installments over the longest period of time and in the smallest increments permitted by applicable law together with any interest required to be paid by law on any such installment payments. If at any time during the term of this Lease, due to a future change in the method of taxation or assessment, there shall be levied, assessed or imposed on Landlord in substitution for or in lieu of all or any part of any tax otherwise included in the definition of Taxes, a capital levy or other tax directly on the rents received therefrom and/or a franchise tax assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the land and improvements of which the Premises are a part, then all such taxes, assessments, levies or charges, or the part, thereof so measured or based, shall be deemed to be included within the term "Taxes" for the purposes hereof. The Landlord shall have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the Building and grounds within the applicable taxing jurisdiction. Tenant agrees to pay its proportionate share of the reasonable cost of such consultant, which cost is included in the monthly escrow payment for Taxes. If the final determination of any appeal filed on or behalf of Landlord results in a reduction of the Taxes at issue, Tenant shall receive a credit against the installment of rent next coming due in the amount by which Tenant's payments on account of Tenant's proportionate share of Taxes exceeded the payments actually due for the applicable year, provided, however, Landlord shall refund to Tenant the amount of any uncredited overpayment within thirty (30) days following the expiration or sooner termination of the Lease Term.

     (b)     Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises. If any such taxes are levied or assessed against Landlord or Landlord's property and (i) Landlord pays the same or (ii) the assessed value of Landlord's property is increased by inclusion of such personal property and fixtures and Landlord pays the increased taxes, then, upon demand Tenant shall pay to Landlord such taxes.

4.    LANDLORD'S REPAIRS.

     (a)     Landlord, at its own cost and expense, shall maintain the foundation and the structural soundness of the exterior walls of the Building in good repair, reasonable wear and tear excluded, and perform necessary replacements of the roof. The term "walls" as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries. Tenant shall immediately give Landlord written notice of defect or need for repairs, after which Landlord shall have reasonable opportunity to repair same or cure such defects.

     (b)     Landlord shall perform the paving, floor slab, common area and landscape replacement and maintenance (including the removal of snow and ice from the parking areas, driveways and alleys surrounding the Premises), lot sweeping, roof repairs and maintenance, exterior painting and common sewage line plumbing, and Tenant shall be liable for its proportionate share of the cost and expense of such repair, replacement, maintenance and other such items; provided, however, if a replacement, repair or item of maintenance is necessitated by damage caused by the negligent or intentionally wrongful acts of Tenant, its agents, employees, invitees, licensees or contractors, Tenant shall bear one hundred percent (100%) of such cost (to the extent not covered by the insurance required to be maintained by Landlord under this Lease or the insurance actually maintained by Landlord).

     (c)     Tenant agrees to pay its proportionate share of the cost of (i) maintenance and/or landscaping of any property that is a part of the buildings and/or project of which the Premises are a part, (ii) maintenance and/or landscaping of any property that is maintained or landscaped by any property owner or community owner association that is named in the restrictive covenants or deed restrictions to which the Premises are subject, and (iii) operating and maintaining any property, facilities or services provided for the common use of Tenant and other lessees of any project or building of which the Premises are a part.

     (d)     Landlord, at Tenant's cost and expense as part of CAM charges identified in Paragraph 2(c), shall maintain in good repair all base building systems, including, without limitation, entering into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all heating and air conditioning systems and equipment within the Premises. The service contract will include all services suggested by the equipment manufacturer in its operations/maintenance manual and an executed copy of such contract will be provided to Tenant.

     (e)     The costs and expenses that Tenant is obligated to pay pursuant to Paragraphs 4(b), 4(c) and 4(d) above, together with the property management fee charged by Landlord, shall constitute the CAM Charges identified in Paragraph 2(c) above.

     (f)     Notwithstanding anything contained in this Lease to the contrary, the parties acknowledge that the following items shall not be included in CAM charges under this Lease: (i) costs of alterations of tenant spaces (including all tenant improvements to such spaces); (ii) costs of capital expenditures other than those that (A) reduce other CAM Charges or (B) are required to comply with any laws, rules or regulations first enacted subsequent to the Commencement Date (those capital expenditures described in (A) and (B) are to be amortized evenly over the remaining term of this Lease based on the useful life of the item to be replaced); (iii) depreciation, and interest and principal payments on mortgages, and other debt costs, if any; (iv) real estate brokers' leasing commissions or compensation and advertising and other marketing expenses; (v) costs of other services or work performed for the singular benefit of another tenant or occupant; (vi) legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or enforcing, renewing or amending leases with existing tenants or occupants of the Building; (vii) costs of advertising and public relations and promotional costs and attorneys' fees associated with the leasing of the Building; (viii) any expense for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants or any other source; (ix) costs incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership of the Building; (x) property management fees in excess of three percent (3%) of the gross rent from the Building; (xi) rental under any ground or underlying lease or leases; (xii) Taxes (provided that Tenant remains liable for Taxes pursuant to Paragraphs 2(c) and 3 above); (xiii) income taxes, excess profit taxes, franchise taxes, estate, succession, inheritance, gift, mortgage recording and transfer taxes; (xiv) salaries, benefits and other compensation to persons above the grade of building manager, if any; (xv) services rendered or items provided to tenants or other occupants of the Building by Landlord beyond those services or items rendered or provided by Landlord to all tenants in the Building (including Tenant) without specific compensation therefore; (xvi) the cost of repairs or replacements incurred by reason of fire or other casualty or condemnation; (xvii) the amount of any fine, interest or penalty due to Landlord's violation of law and any fines, interest or penalties resulting from the late payment of Taxes; (xviii) rental and other cost with respect to the Landlord's management office in the Building; (xix) costs attributable to the operation of the business of Landlord generally or the operation, maintenance and repair of any other real property owned or operated by Landlord other than Landlord's Boston portfolio, as opposed to costs specifically attributable to the operation, maintenance and repair of the Building; (xx) political or charitable contributions; (xxi) payments to any reserves or contingency funds including bad debt and rent loss reserves; (xxii) costs and expenses resulting from the negligence or intentional misconduct of Landlord or its employees, agents or contractors; (xxiii) any amount paid to a person related to Landlord which is in excess of the amount which would have been paid in the absence of such relationship; (xxiv) the cost of removing or otherwise dealing with any asbestos or other Hazardous Substances (as defined in Paragraph 24(a) below); provided Tenant shall remain liable for such items to the extent applicable pursuant to Paragraph 24 below; (xxv) the cost of correcting any defects in the construction of the Building or any Building equipment to the extent under warranty; (xxvi) attorneys' fees and expenses arising from claims, disputes and potential disputes between Landlord and tenants of the Building; and (xxvii) legal fees and expenses relating to the defense of Landlord's title to, or interest in, the Property and/or Building.

5.    TENANT'S REPAIRS.

     (a)     Tenant, at its own cost and expense, shall (i) promptly make all necessary repairs and replacements to the Premises, except for those required to be made by the Landlord pursuant to Paragraph 4, above, and (ii) keep the parking areas, sidewalks, driveways and alleys surrounding the Premises in a clean and sanitary condition and shall remove all rubbish from same.

     (b)     Tenant shall use equipment and fixtures which avoid damage to the floor slab. In addition, Tenant agrees not to overload the floor slabs in any way so as to cause damage to the slab or the foundation and shall be responsible for any damage to the floor slab resulting from its actions or the actions of its employees, agents or contractors.

6.    ALTERATIONS. Tenant shall not make any alterations, additions or improvements to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any alterations, additions or improvements performed by Tenant shall be in accordance with all of the terms and conditions of this Paragraph 6. All work to be performed by Tenant under this Paragraph 6 shall be performed in accordance with plans and specifications (or detailed description if a building permit is not required for the work) approved in advance by Landlord and in compliance with all applicable codes, rules, regulations, ordinances and laws by licensed contractors who are approved in advance by Landlord and who carry policies of workers' compensation and liability insurance in minimum coverage amounts acceptable to Landlord. Tenant shall furnish copies of insurance certificates evidencing the required insurance coverage prior to commencing any work and Landlord shall be designated as an additional insured on such certificates. Tenant shall furnish to Landlord written evidence of security to assure Landlord that all work performed pursuant to this Paragraph shall be free and clear of all mechanic's liens or other liens, encumbrances, security interests and charges. Except to the extent resulting from the negligent acts of Landlord or any Landlord Entities, Tenant shall indemnify, defend, protect and hold Landlord Entities harmless from and against any and all costs (including attorneys' fees and court costs), losses, expenses, damages and other liabilities arising out of or in connection with the work performed in accordance with this Paragraph. Tenant, at its own cost and expense, and without Landlord's consent, may erect such shelves, bins, machinery and trade fixtures as it desires provided that (a) such items do not alter the basic character of the Premises or the building and/or improvements of which the Premises are a part, (b) such items do not overload or damage the same, (c) such items may be removed without injury to the Premises, and (d) the construction, erection or installation thereof complies with all applicable governmental laws, ordinances, regulations and with Landlord's specifications and requirements. All alterations, additions, improvements and partitions erected by Tenant shall be and remain the property of Tenant during the term of this Lease. All shelves, bins, machinery and trade fixtures installed by Tenant shall be removed on or before the earlier to occur of the date of termination of this Lease or vacating the Premises, at which time Tenant shall restore the Premises to their original condition, reasonable wear and tear and casualty damage excepted. All alterations, installations, removals and restoration shall be performed in a good and workmanlike manner so as not to damage or alter the primary structure or structural qualities of the Building and other improvements situated on the Premises or of which the Premises are a part.

7.    SIGNS. Tenant shall not install any signs upon the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any signs shall be removed at Tenant's cost upon termination or expiration of this Lease. Tenant shall repair, paint, and/or replace the building facial surface to which its signs are attached upon vacation of the Premises, or the removal or alteration of its signage. Tenant shall not (a) make any changes to the exterior of the Premises, (b) install any exterior lights, decorations, balloons, flags, pennants, banners or painting, or (c) erect or install any signs, windows or door lettering, placards, decorations or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord's prior written consent. All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall conform in all respects to the criteria established by Landlord. Prior to the Commencement Date, Landlord, at Tenant's expense, shall add Tenant's name to the existing ground-mounted sign.

8.    UTILITIES. Landlord agrees to provide normal water service to the Premises. Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or at the Premises, together with any taxes, penalties, surcharges or the like pertaining to the Tenant's use of the Premises, and any maintenance charges for utilities but such charge to Tenant shall not include any administrative fee, profit or overhead for Landlord. In the event any of said services are not separately metered, Landlord shall cause the same to be separately metered. Notwithstanding anything contained in the Lease to the contrary, if any essential utility is interrupted or fails as a direct result of Landlord's actions or, if not as a direct result of Landlord's actions, to the extent covered by and recovered through Landlord's insurance (which Landlord agrees to diligently pursue), and (i) such interruption or failure renders all or any substantial portion of the Premises untenantable (as evidenced by Tenant's inability to conduct its business therein in a normal manner) and, (ii) such interruption or failure continues for more than five (5) consecutive days following written notice from Tenant to Landlord, then, in such event, and as Tenant's sole remedy therefore, the Base Rent and escrow payments payable hereunder shall be abated on a per diem basis, in proportion to the portion of the Premises (if less than all) so rendered untenantable, commencing on the fifth (5th) day after Landlord receives written notice of such interruption or failure and continuing thereafter for the duration of such untenantability. Landlord, at no cost to Landlord (except if the interruption or failure is caused by Landlord), agrees to use prompt, diligent and commercially reasonable efforts (to the extent within Landlord's reasonable control) to cause any such interruption or failure to be as short-lived as possible.

9.    INSURANCE.

     (a)     Landlord, initially at its own cost but subject to reimbursement pursuant to Paragraph 2(c) above, shall maintain at all times during the Term, fire, casualty, and other insurance with respect to the Building containing coverages and limits no less than that which is then customarily carried by reasonably prudent owners of comparable buildings, including, without limitation, all-risk (special form) property insurance or its equivalent in an amount equal to the full replacement cost of the Building and Landlord Improvements, together with Liability and Rental Interruption coverage and such other insurance as Landlord shall deem necessary.

     (b)     Tenant, at its own expense, shall maintain during the term of this Lease a policy or policies of: (i) Worker's Compensation with statutory limits and Employer's Liability with a One Million Dollar ($1,000,000) per accident limit for bodily injury or disease; (ii) Commercial General Liability insurance, including personal injury and property damage, with contractual liability endorsement, in the amount of One Million Dollars ($1,000,000.00) for property damage and Five Million Dollars ($5,000,000) per occurrence for personal injuries or deaths of persons occurring in or about the Premises, and, if required by Landlord, liquor liability coverage will be included; (iii) Automobile Liability covering all owned, non-owned and hired vehicles with a limit of One Million Dollars ($1,000,000) per accident for bodily injury and property damage; (iv) Property insurance against all risks of loss covering the full replacement cost (with no coinsurance penalty provision) of (A) all alterations, additions, partitions and improvements installed or placed on the Premises by Tenant or by Landlord on behalf of Tenant and (B) all of Tenant's personal property contained within the Premises, and (v) business interruption insurance insuring loss of at least approximately six (6) months of income in the event of an insured peril damaging the Premises. If, in the opinion of Landlord's insurance advisor, the amount or scope of such coverage is deemed inadequate at any time during the term of the Lease, Tenant shall increase such coverage to such reasonable amounts or scope as Landlord's advisor deems adequate. Said policies shall (I) name Landlord, Landlord's property manager (AMB Property Corporation), and such other persons or entities as Landlord may from time to time designate, as additional insureds (except for the Worker's Compensation policy, which instead shall include waiver of subrogation endorsement in favor of Landlord), (II) be issued by an insurance company which is licensed to do business in the Commonwealth of Massachusetts, rated A: VII or better by Best's Key Rating Guide, and (III) provide that said insurance shall not be canceled unless thirty (30) days prior written notice shall have been given to Landlord. Said policies shall provide primary coverage to Landlord; when any policy issued to Landlord is similar or duplicate in coverage, Landlord's policy shall be excess over Tenant's policies. Certificates evidencing said policy or policies, shall be delivered to Landlord by Tenant prior to commencement of the term of the Lease and upon each renewal of said insurance.

     (c)     Tenant will not permit the Premises to be used for any purpose or in any manner that would (i) void the insurance thereon, (ii) increase the insurance risk, or (iii) cause the disallowance of any sprinkler credits, including, without limitation, use of the Premises for the receipt, storage or handling of any product, material or merchandise that is explosive or highly inflammable. If any increase in the cost of any insurance on the Premises or the Building is caused by Tenant's use of the Premises, or because Tenant vacates the Premises, then Tenant shall pay the amount of such increase to Landlord.

     (d)     To the extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other on account of any and all claims Landlord or Tenant may have against the other with respect to any loss or damage insured against under the insurance actually carried to the extent of the proceeds realized from such insurance coverage by the waiving party or which would have been realized had the insurance required hereunder been carried by the waiving party. Each party to this Lease agrees immediately after execution of this Lease to give each insurance company, which has issued to it policies of insurance, written notice of the terms of the mutual waivers contained in this subparagraph, and if necessary, to have the insurance policies properly endorsed.

10.  FIRE AND CASUALTY DAMAGE.

     (a)     If the Premises or the Building should be damaged or destroyed by fire or other peril, Tenant immediately shall give written notice to Landlord. If the Building should be totally destroyed by any peril covered by the insurance to be provided by Landlord under Paragraph 9(a), above, or if they should be so damaged thereby that, in Landlord's estimation, rebuilding or repairs cannot be completed within one hundred eighty (180) days after the date of such damage, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease effective upon the date of the occurrence of such damage.

     (b)     If the Building should be damaged by any peril covered by the insurance to be provided by Landlord under Paragraph 9(a), above, and in Landlord's estimation (such estimation to be provided to Tenant within 60 days following the casualty), rebuilding or repairs can be substantially completed within one hundred eighty (180) days after the date of such damage, this Lease shall not terminate, and Landlord shall restore the Premises to substantially its previous condition, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements that may have been constructed, erected or installed in, or about the Premises or for the benefit of, or by or for Tenant (except for the Landlord Improvements, which Landlord shall restore). If such repairs and rebuilding have not been substantially completed within one hundred eighty (180) days after the date of such damage (subject to delays outside of Landlord's control), Tenant, as Tenant's exclusive remedy, may terminate this Lease by delivering written notice of termination to Landlord in which event the rights and obligations hereunder shall cease and terminate. In the event of any insurance claim, Tenant shall be liable for payment of any deductible under any of Landlord's insurance policies with respect to the Premises.

     (c)     Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within ninety (90) days after the date of such casualty, whereupon all rights and obligations hereunder shall cease and terminate.

     (d)     If the Premises are damaged by any peril not covered by the insurance to be provided by Landlord under Paragraph 9(a), above and the cost to repair such damage exceeds any amount Tenant may elect to contribute, Landlord may elect either to commence to repair and restore the Premises, in which event this Lease shall remain in full force and effect (subject to the restoration time period set forth above), or not to repair and restore the Premises, in which event this Lease shall terminate by delivering written notice of termination to Tenant within ninety (90) days after the date of such casualty.

11.  LIABILITY AND INDEMNIFICATION.

     (a)     Subject to Paragraph 9(d) above, Tenant shall indemnify and hold Landlord, Landlord's affiliates, lenders, and the officers, directors, shareholders, partners, employees, managers, contractors, attorneys and agents of the foregoing (collectively, "Landlord Entities") harmless from and defend Landlord Entities against, except to the extent resulting from the negligent or wrongful acts or omissions of any Landlord Entities: (1) any and all claims or liability for any injury or damage (i) to any person or property whatsoever occurring in, on or about the Premises or any part thereof and/or of the Building, including without limitation elevators, stairways, passageways or hallways, the use of which Tenant may have in accordance with this Lease, when such injury or damage shall be caused by the act, neglect, fault of, or omission of any duty with respect to the same by Tenant, its agents, servants, employees, or invitees, (ii) arising from the conduct of management of any work done by the Tenant in or about the Premises, and (iii) arising from transactions of the Tenant, and (2) all reasonable costs, counsel fees, expenses and liabilities incurred in connection with any such claim or action or proceeding brought with respect to subparagraph (1).

     (b)     Subject to Paragraph 9(d) above, Landlord shall indemnify and hold Tenant, Tenant's affiliates, lenders, and the officers, directors, shareholders, partners, employees, managers, contractors, attorneys and agents of the foregoing (collectively, "Tenant Entities") harmless from and defend Tenant Entities against, except to the extent resulting from the negligent or wrongful acts or omissions of any Tenant Entities: (1) any and all claims or liability for any injury or damage arising from the negligence or willful misconduct on the part of Landlord Entities, and (2) all reasonable costs, counsel fees, expenses and liabilities incurred in connection with any such claim or action or proceeding brought with respect to subparagraph (1).

     (c)     Except to the extent caused by the negligence or willful misconduct of Landlord, neither Landlord nor Landlord Entities shall be liable for and Tenant waives any claims against Landlord and Landlord Entities for injury or damage to the person or the property of Tenant, Tenant's employees, contractors, invitees, customers or any other person in or about the Premises, the Building or the common areas surrounding same from any cause whatsoever, including, but not limited to, damage or injury which is caused by or results from (c) fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, heating, ventilating, air conditioning or lighting fixtures or (d) from the condition of the Premises, other portions of the Building or the common areas surrounding same. Landlord shall not be liable for any damages arising from any act or neglect of any other tenants of Landlord or any subtenant or assignee of such other tenants nor from the failure by Landlord to enforce the provisions of any other lease in the Building or any adjacent building owned by Landlord or an affiliate of Landlord. Notwithstanding Landlord's negligence or breach of the Lease, Landlord shall under no circumstances be liable for (e) injury to Tenant's business, for any loss of income or profit therefrom or any indirect, consequential or punitive damages or (f) any damage to property or injury to persons arising from any act of God, such as earthquakes, hurricanes, floods, etc. Notwithstanding Tenant's negligence or breach of this Lease, Tenant shall under no circumstances be liable for any indirect, consequential or punitive damages, except as may otherwise be recoverable by Landlord pursuant to Paragraph 16 below.

        The provisions of this Paragraph 11 shall survive the expiration or termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

12.  USE. The Premises shall be used only for general office, storage, manufacturing, assembly and administrative purposes. Outside storage, including, without limitation, storage of trucks and other vehicles, is prohibited without Landlord's prior written consent (Landlord hereby consents to the overnight storage of Tenant's company pick up truck and Jeep Grand Cherokee). Tenant shall have the non-exclusive right to use, in common with other tenants of the Building, Tenant's proportionate share of parking spaces on an unreserved and unassigned basis, in the parking lot that serves the Building. Tenant shall comply with all governmental laws, ordinances and regulations applicable to Tenant's specific use and operation of the Premises, and promptly shall comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in or upon, or connected with, the Premises, all at Tenant's sole expense. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord or any other lessees of the Building. No pets or other animals of any kind shall be permitted on the Premises or any parking areas adjacent to the Premises. Tenant shall pay the cost of any modifications to the Premises, the Building and the common areas required as a result of Tenant's particular use of the Premises.

13.  INSPECTION. Landlord and Landlord's agents and representatives shall have the right to enter the Premises at any reasonable time upon prior telephonic notice to Tenant (except in the case of an emergency) during business hours, to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease; provided Landlord uses commercially reasonable efforts to minimize interference with Tenant's access to and use of the Premises. During the period that is nine (9) months prior to the end of the Lease term, upon telephonic notice to Tenant, Landlord and Landlord's representatives may enter the Premises during business hours for the purpose of showing the Premises. In addition, Landlord shall have the right to erect a suitable sign on the Premises stating the Premises are available. Tenant shall notify Landlord in writing at least thirty (30) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. If Tenant fails to give such notice or to arrange for such inspection, then Landlord's inspection of the Premises shall be deemed correct for the purpose of determining Tenant's responsibility for repairs and restoration of the Premises.

14.  ASSIGNMENT AND SUBLETTING.

     (a)     Tenant shall not have the right to assign, sublet, transfer or encumber this Lease, or any interest therein without the prior written consent of Landlord, which consent shall not unreasonably withheld, conditioned or delayed. Relevant criteria in determining reasonability of consent include, but are not limited to, credit history of a proposed assignee or sublessee (alternatively, a "Transferee"), references from prior landlords, any material change or intensification of use of the Premises or the common areas and any limitations imposed by the Internal Revenue Code (the "Code") and the Regulations promulgated thereunder relating to Real Estate Investment Trusts. Tenant shall not: (i) sublet or assign or enter into other arrangements such that the amounts to be paid by the Transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the Transferee; (ii) sublet the Premises or assign this Lease to any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code; (iii) sublet the Premises or assign this Lease in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code, (iv) sublet or assign to any Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the Transferee who (A) occupies space in the Building at the time of the proposed sublease or assignment and Landlord then has space available for lease in the Building or within Cabot Business Park, (B) is negotiating with Landlord to lease space in the Building or within Cabot Business Park at such time, or (C) has negotiated with Landlord during the twelve (12) month period immediately preceding the Tenant's Notice, or (v) sublet or assign if the rent to be charged by Tenant to the proposed Transferee during the term of such Transfer, calculated using a present value analysis, is less than fifty percent (50%) of the rent then being quoted by Landlord, at the proposed time of such Transfer, for comparable space in the Building for a comparable term, calculated using a present value system. The requirements of Paragraph 14 of this Lease shall apply to any further subleasing by any subtenant. A change in the control of Tenant shall constitute an assignment requiring Landlord's consent. The foregoing shall not apply (x) so long as Tenant is an entity whose outstanding stock is listed on a nationally recognized security exchange, (y) to an initial public offering of shares of Tenant, or (z) if at least fifty percent (50%) of Tenant's voting stock is owned by another entity, the voting stock of which is so listed. Furthermore, notwithstanding anything contained in this Lease to the contrary, Tenant may assign its entire interest under this Lease or sublet all or any portion of the Premises to or with (i) any entity controlling or controlled by or under common control with Tenant without the consent of Landlord or (ii) any successor to Tenant by purchase (by stock or assets), merger, consolidation or reorganization (hereinafter, collectively, referred to as "Permitted Transfer"), provided: (1) Tenant is not in default under this Lease beyond the expiration of all applicable notice and cure periods; (2) if such proposed transferee is a successor to Tenant by purchase, said proposed transferee shall acquire all or substantially all of the stock or assets of Tenant's business or, if such proposed transferee is a successor to Tenant by merger, consolidation or reorganization, the continuing or surviving entity shall own all or substantially all of the assets of Tenant (such continuing or successor entity being referred to herein as the "Successor Entity"); and (3) Tenant shall give Landlord written notice prior to the effective date of the proposed purchase, merger, consolidation or reorganization so long as the terms of the operable agreement governing such merger, consolidation or reorganization do not prohibit the providing of such advance notice and if such notice is prohibited by the terms of such agreement (a "Confidential Transfer"), Tenant shall give Landlord written notice within a reasonable period of time subsequent to the occurrence of such event. Notwithstanding the foregoing, an assignment of this Lease to a Successor Entity without Landlord's consent shall be conditioned upon Tenant obtaining Landlord's prior or, in the event of a Confidential Transfer, subsequent written confirmation that it has received financial statements that verify that the tangible net worth of either the Guarantor (as defined in Paragraph 29 below) or the Successor Entity is no less than Six Million Dollars ($6,000,000) as of the date of the assignment (the "Net Worth Requirement"). If Tenant assigns this Lease without consent in violation of the Net Worth Requirement, Tenant shall be in default under this Lease without the requirement of further notice and without any opportunity to cure. Landlord acknowledges that the financial statements for the Guarantor may be prepared on a consolidated basis and include information concerning its subsidiaries. Any attempted assignment, subletting, transfer or encumbrance by Tenant in violation of the terms and covenants of this Paragraph shall be void. In the event Tenant desires to sublet the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord within a reasonable time prior to the proposed commencement date of such subletting or assignment which notice shall set forth the name of the proposed Transferee, the relevant terms of any sublease and copies of financial reports and other relevant financial information of the proposed Transferee.

     (b)     In addition to, but not in limitation of, Landlord's right to approve of any sublessee or assignee, Landlord shall have the option, in its sole discretion, in the event of any proposed subletting or assignment, to terminate this Lease, or in case of a proposed subletting of less than the entire Premises, to recapture the portion of the Premises to be sublet, as of the date the subletting or assignment is to be effective. The option shall be exercised if at all, by Landlord giving Tenant written notice thereof within sixty (60) days following Landlord's receipt of Tenant's written notice as required above. If this Lease shall be terminated with respect to the entire Premises, pursuant to this Paragraph, the term of this Lease shall end on the date stated in Tenant's notice as the effective date of the sublease or assignment as if that date had been originally fixed in this Lease for the expiration of the term hereof; provided, however, that effective on such date Tenant shall pay Landlord all amounts, as estimated by Landlord, payable by Tenant to such date with respect to taxes, insurance, repairs, maintenance, restoration and other obligations, costs or charges which are the responsibility of Tenant hereunder. Further, upon any such cancellation Landlord and Tenant shall have no further obligations or liabilities to each other under this Lease, except with respect to obligations or liabilities which accrued hereunder as of such cancellation date (in the same manner as if such cancellation date were the date originally fixed in this Lease of the expiration of the term hereof). If Landlord recaptures under this Paragraph only a portion of the Premises, the rent during the unexpired term hereof shall abate proportionately based on the rent per square foot contained in this Lease as of the date immediately prior to such recapture. Tenant shall, at Tenant's own cost and expense, discharge in full any commissions which may be due and owing as a result of any proposed assignment or subletting, whether or not the Premises are recaptured pursuant thereto and rented by Landlord to the proposed Tenant or any other tenant.

     (c)     If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord's property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon demand execute and deliver to Landlord an instrument confirming such assumption.

     (d)     Any Transferee, by assuming Tenant's obligations hereunder, shall assume liability to Landlord for all amounts paid to persons other than Landlord by such Transferees in contravention of this Paragraph. No assignment, subletting or other transfer, whether consented to by Landlord or not or permitted hereunder shall relieve Tenant of its liability hereunder. If an event of default occurs while the Premises or any part thereof are assigned or sublet, then Landlord, in addition to any other remedies herein provided, or provided by law, may collect directly from such Transferee all rents payable to the Tenant and apply such rent against any sums due Landlord hereunder. No such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant's obligations hereunder.

     (e)     Tenant shall reimburse Landlord for all reasonable costs and expenses, including attorneys' fees, incurred by Landlord in connection with or resulting from a request by Tenant to assign, sublet, transfer or encumber this Lease, or any interest therein. Tenant shall reimburse Landlord for such costs and expenses within thirty (30) days of receipt of an invoice for same.

     (f)     In the event that Tenant subleases all or a portion of the Premises pursuant to a sublease approved in writing by Landlord and such sublease provides for the payment of a gross rental (including base rent, taxes, insurance and other costs payable under Paragraph 2 of the Lease) and any other consideration owing to Tenant in connection with the sublease that exceeds the aggregate payments owed by Tenant for such portion of the Premises pursuant to Paragraph 2 of this Lease, Tenant shall pay to Landlord at the commencement of the term of the sublease the amount of fifty percent (50%) of such excess. In addition, in the event that Tenant assigns the Lease pursuant to an assignment approved in writing by Landlord (other than an assignment permitted under Paragraph 14(d) of the Lease) and Tenant receives consideration for such assignment, Tenant shall pay to Landlord fifty percent (50%) of the amount of such consideration upon Landlord's execution of a written consent to the assignment. The failure of Tenant to make such payment in a timely manner shall constitute an event of default under this Lease.

15.  CONDEMNATION. If more than twenty percent (20%) of the Premises are taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a "Condemnation Event") and the Condemnation Event prevents or materially interferes with the use of the Premises for the purpose for which they were leased to Tenant, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective on the first to occur of the following: (a) the date on which the condemning or purchasing authority occupies the Premises (or portion thereof); or (b) the date on which the condemning or purchasing authority requires that the Premises (or portion thereof) be vacated. If less than twenty percent (20%) of the Premises are taken after the Condemnation Event, this Lease shall not terminate, but the rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances. All compensation, awards or damages in connection with or resulting from a Condemnation Event (the "Award") shall be paid to and be the sole property of Landlord, whether the Award is made as compensation for diminution in value of the leasehold estate, the fee interest in the Premises, or some other aspect of value associated with the Premises (except for any portions of such award or proceeds which are specifically allocated by the condemning or purchasing party for the taking of or damage to trade fixtures of Tenant and moving costs, which Tenant specifically reserves to itself). In furtherance of the foregoing, Tenant shall not seek any compensation from the condemning or purchasing authority in connection with the Condemnation Event, and Tenant shall assign to Landlord all of Tenant's right, title and interest (if any) in and to the Award, except as expressly provided herein. Tenant further acknowledges and agrees that Landlord shall have no monetary or other obligations to Tenant in connection with or with respect to a Condemnation Event or an early termination of the Lease that is triggered by a Condemnation Event in accordance with this Paragraph 15.

16.  HOLDING OVER. At the termination of this Lease by its expiration or otherwise, Tenant immediately shall deliver possession to Landlord with all repairs and maintenance required herein to be performed by Tenant completed. If, for any reason, Tenant retains possession of the Premises or any part thereof after such termination, then Landlord may, at its option, serve written notice upon Tenant that such holding over constitutes the creation of a month to month tenancy, upon the terms and conditions set forth in this Lease; provided, however, that the monthly rental shall, in addition to all other sums which are to be paid by Tenant hereunder whether or not as additional rent, be equal to one hundred fifty percent (150%) of the Base Rent being paid monthly to Landlord under this Lease immediately prior to such termination. In the event Tenant holds over in excess of sixty (60) days, Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant, including the loss of any proposed subsequent tenant for any portion of the Premises. The provisions of this Paragraph shall not constitute a waiver by Landlord of any right of re-entry as herein set forth; nor shall receipt of any rent or any other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease for a breach of any of the terms, covenants, or obligations herein on Tenant's part to be performed. No holding over by Tenant, whether with or without consent of Landlord shall operate to extend this Lease except as otherwise expressly provided. The preceding provisions of this Paragraph 16 shall not be construed as consent for Tenant to retain possession of the Premises in the absence of written consent thereto by Landlord.

17.  QUIET ENJOYMENT. Landlord covenants that on or before the Commencement Date it will have good title to the Premises, free and clear of all liens and encumbrances, excepting only the lien for current taxes not yet due, such mortgage or mortgages as are permitted by the terms of this Lease, zoning ordinances and other building and fire ordinances and governmental regulations relating to the use of such property, and easements restrictions and other conditions of record. Landlord represents that it has the authority to enter into this Lease and that so long as Tenant pays all amounts due hereunder and performs all other covenants and agreements herein set forth, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the term hereof without hindrance or molestation from Landlord, subject to the terms and provisions of this Lease.

18.  EVENTS OF DEFAULT. The following events (herein individually referred to as "event of default") each shall be deemed to be events of nonperformance by Tenant under this Lease:

     (a)     Tenant shall fail to pay any installment of the rent herein reserved when due, or any other payment or reimbursement to Landlord required herein when due, and such failure shall continue for a period of five (5) days; provided, however, that Tenant's failure to make a payment within this time period shall not be deemed an event of default for the first two (2) such occurrences during any twelve (12) month period of the Lease so long as payment is made within five (5) days after written notice from Landlord; no further opportunities to cure shall be provided to Tenant during any twelve (12) month period of the Lease.

     (b)     The Tenant or any guarantor of the Tenant's obligations hereunder shall (i) become insolvent, (ii) admit in writing its inability to pay its debts, (iii) make a general assignment for the benefit of creditors, (iv) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property, or (v) take any action to authorize or in contemplation of any of the actions set forth above in this Paragraph.

     (c)     Any case, proceeding or other action against the Tenant or any guarantor of the Tenant's obligations hereunder shall be commenced seeking (i) to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, (ii) reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or (iii) appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (A) results in the entry of an order for relief against it which it is not fully stayed within seven (7) business days after the entry thereof or (B) shall remain undismissed for a period of forty-five (45) days.

     (d)     Tenant shall (i) vacate all or a substantial portion of the Premises or (ii) fail to continuously operate its business at the Premises for the permitted use set forth herein, whether or not Tenant is in default of the rental payments due under this Lease; provided, however, in any case, Tenant shall not be in default under this Paragraph so long as it (x) continues to pay rent, (y) regulates the temperature and utilities within the Premises in such a manner as to not cause damage thereto and otherwise continues to maintain the Premises in accordance with the requirements of the Lease and (z) notifies Landlord of its intent with respect to (i) and (ii) above.

     (e)     Tenant shall fail to discharge any lien placed upon the Premises in violation of Paragraph 21 hereof within ten (10) days after receiving notice of any such lien or encumbrance filed against the Premises.

     (f)     Tenant shall fail to comply with any term, provision or covenant of this Lease (other than those listed in this Paragraph 18), and shall not cure such failure within thirty (30) days after written notice thereof to Tenant.

     (g)     Tenant shall fail to comply with the terms and provisions of Paragraph 24 hereunder.

     (h)     Tenant shall fail to deliver the estoppel certificate within the time provided in Paragraph 22(d).

     (i)     Tenant shall assign this Lease without consent in violation of the Net Worth Requirement pursuant to Paragraph 14(a).

19.  REMEDIES.

     (a)     Upon each occurrence of an event of default, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand, to the extent permitted by applicable laws:

         (i)     Terminate this Lease; and/or

         (ii)    Enter upon and take possession of the Premises without terminating this Lease; and/or

         (iii)   Alter all locks and other security devices at the Premises with or without terminating this Lease, and pursue, at Landlord's option, one or more remedies pursuant to this Lease, Tenant hereby specifically waiving any state or federal law to the contrary; and in any such event Tenant immediately shall surrender the Premises to Landlord, and if Tenant fails so to do Landlord, without waiving any other remedy it may have, may enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, without being liable for prosecution or any claim of damages therefor; and/or

         (iv)    Maintain Tenant's right to possession in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event Landlord shall be entitled to enforce all of Landlord's rights and remedies under this Lease, including the right to recover rent as it becomes due.

     (b)     If Landlord terminates this Lease, at Landlord's option, Tenant shall be liable for and shall pay to Landlord, the sum of all rental and other payments owed to Landlord hereunder accrued to the date of such termination, plus, as liquidated damages, an amount equal to (i) the present value of the total rental and other payments owed hereunder for the remaining portion of the Lease term, calculated as if such term expired on the date set forth in Paragraph 1, less (ii) the present value of all amounts to be received by Landlord through reletting the Premises during such remaining term (but only to the extent of the rent herein reserved). An action to collect amounts due by Tenant to Landlord under this subparagraph may be brought following termination of the Lease without the necessity of Landlord's waiting until the expiration of the Lease term.

     (c)     If Landlord repossesses the Premises without terminating the Lease, Tenant, at Landlord's option, shall be liable for and shall pay Landlord on demand all rental and other payments owed to Landlord hereunder, accrued to the date of such repossession, plus all amounts required to be paid by Tenant to Landlord until the date of expiration of the term as stated in Paragraph 1, diminished by all amounts received by Landlord through reletting the Premises during such remaining term (but only to the extent of the rent herein reserved). Actions to collect amounts due by Tenant to Landlord under this subparagraph may be brought from time to time, on one or more occasions, without the necessity of Landlord's waiting until expiration of the Lease term.

     (d)     Upon an event of default, in addition to any sum provided to be paid herein, Tenant also shall be liable for and shall pay to Landlord (i) brokers' fees incurred by Landlord in connection with reletting the whole or any part of the Premises, (ii) the costs of removing and storing Tenant's or other occupant's property, (iii) the costs of repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants, (iv) all reasonable expenses incurred in marketing the Premises, and (v) all reasonable expenses incurred by Landlord in enforcing or defending Landlord's rights and/or remedies. If either party hereto institute any action or proceeding to enforce any provision hereof by reason of any alleged breach of any provision of this Lease, the prevailing party shall be entitled to receive from the losing party all reasonable attorneys' fees and all court costs in connection with such proceeding.

     (e)     In the event Tenant fails to make any payment due hereunder when payment is due, to help defray the additional cost to Landlord for processing such late payments, Tenant shall pay to Landlord on demand a late charge in an amount equal to five percent (5%) of such installment; and the failure to pay such amount within ten (10) days after demand therefor shall be an additional event of default hereunder. The provision for such late charge shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.

     (f)     Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises by Landlord, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant. Tenant and Landlord further agree that forbearance by Landlord to enforce its rights pursuant to the Lease, at law or in equity, shall not be a waiver of Landlord's right to enforce one or more of its rights in connection with any subsequent default.

     (g)     In the event of termination and/or repossession of the Premises for an event of default, Landlord shall use reasonable efforts to relet the Premises and to collect rental after reletting, provided, that, Tenant shall not be entitled to credit or reimbursement of any proceeds in excess of the rental owed hereunder. Landlord may relet the whole or any portion of the Premises for any period, to any Tenant and for any use and purpose.

     (h)     At any time with prior verbal or written notice to Tenant, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Lease (irrespective of whether the same shall have ripened into an event of default), and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums including reasonable attorneys' fees, together with interest on such sums at a rate equal to the lesser of 6.00% over the Prime Rate or the maximum rate allowed by law (the "Lease Interest Rate"). For purposes of this provision, "Prime Rate" shall mean the annual floating rate of interest, determined daily and expressed as a percentage from time to time announced by the largest national or state-chartered banking institution in the state or district in which the Building is located as its "prime" or "base" rate.

     (i)     If Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure, then, Tenant shall have the right, as its sole and exclusive remedies, to elect to either (A) bring an action for damages or (B) provided the default is of a type susceptible of being cured by the performance of work or provision of services solely within the Premises, cure the default by the performance of the required work or provision of the required services within the Premises by giving Landlord notice of such election. Should Tenant so elect to cure a default by Landlord as aforesaid, Landlord agrees to reimburse Tenant for all reasonable costs paid by Tenant for the performance of the work or provision of the services in question within thirty (30) days following receipt from Tenant of a reasonably itemized bill therefor. If Landlord fails to reimburse Tenant for such costs within such thirty (30) day period, such costs shall bear interest at the Lease Interest Rate until paid. If Landlord fails to reimburse Tenant for such costs and interest and Tenant thereafter obtains a final unappealable and unstayed judgment against Landlord for such unreimbursed costs and interest, Tenant shall be entitled to offset the amount of such judgment against Rent thereafter payable under this Lease. Notwithstanding the foregoing, if the nature of Landlord's obligation is such that more than thirty (30) days is reasonably required to cure such failure, then Landlord shall have such time as is reasonably required provided Landlord commences such performance within thirty (30) days after written notice from Tenant and thereafter diligently in good faith, using all reasonable efforts, prosecutes the same to completion. Unless and until Landlord fails to so cure any default after such notice, Tenant shall not have any remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of its possession of the Premises and not thereafter. The term "Landlord" shall mean only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all covenants and obligations of the Landlord thereafter accruing, but such covenants and obligations shall be binding during the Lease term upon each new owner for the duration of such owner's ownership. Notwithstanding any other provision hereof, Landlord shall not have any personal liability hereunder. In the event of any breach or default by Landlord in any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then owned by Landlord in the Premises or of the Building (including the rents, insurance proceeds and condemnation awards therefrom); however, in no event, shall any deficiency judgment be sought or obtained against any Landlord.

     (j)     If Landlord repossesses the Premises pursuant to the authority herein granted, then Landlord shall have the right to (i) keep in place and use or (ii) remove and store all of the furniture, fixtures and equipment at the Premises including that which is owned by or leased to Tenant at all times prior to any foreclosure thereon by Landlord or repossession thereof by any Landlord thereof or third party having a lien thereon. Landlord also shall have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person ("Claimant") who presents to Landlord a copy of any instrument represented by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity or legality of said instrument. The rights of Landlord herein stated shall be in addition to any and all other rights that Landlord has or may hereafter have at law or in equity; and Tenant stipulates and agrees that the rights herein granted Landlord are commercially reasonable.

     (k)     Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as rent, shall constitute rent.

     (l)     This is a contract under which applicable law excuses Landlord from accepting performance from (or rendering performance to) any person or entity other than Tenant.

20.  MORTGAGES. Tenant accepts this Lease subject and subordinate to any mortgages and/or deeds of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon or the Building; provided, however, that if the mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant's interest in this Lease superior to any such instrument, then by notice to Tenant from such mortgagee, trustee or holder, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage or deed of trust. Notwithstanding the foregoing, this Lease shall not be subordinate to any future mortgage or ground lease unless the ground lessor or mortgagee executes and delivers to Tenant a subordination, non-disturbance and attornment agreement on the standard form of Tenant's mortgagee or ground lessor containing an agreement that Tenant's leasehold interest hereunder and other rights and options shall not be disturbed in the event that the ground lessor or mortgagee succeeds to Landlord's rights hereunder, so long as no event of default exists hereunder beyond applicable notice and cure periods and Tenant attorns to such successor. Tenant, at any time hereafter within fifteen (15) days after written demand therefor, shall execute any commercially reasonable instruments, releases or other documents that may be required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage. Landlord agrees to use commercially reasonable efforts to deliver to Tenant a subordination, non-disturbance and attornment agreement with respect to the existing mortgage on the standard form of Tenant's mortgagee within thirty (30) days following the full execution of this Lease.

21.  MECHANIC'S LIENS. Tenant and its agents, employees, contractors, representatives, invitees and subtenants have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind the interest of Landlord or Tenant in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant covenants and agrees that it will pay or cause to be paid all sums claimed to be due and payable on account of any labor performed or materials furnished in connection with any work performed on the Premises (other than in connection with work performed by a third party pursuant to a written contract with Landlord) and that it will indemnify, defend and hold Landlord harmless from any and all loss, cost or expense (including attorneys' fees) based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this Lease. Tenant agrees to give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises.

22.  MISCELLANEOUS.

     (a)     Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

     (b)     The terms, provisions and covenants and conditions contained in this Lease shall run with the land and shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, executors, personal representatives, legal representatives, successors and assigns, except as otherwise herein expressly provided. Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations in the Building and property that are the subject of this Lease. Each party agrees to furnish to the other, promptly upon demand, a corporate resolution, proof of due authorization by partners, evidence of good standing or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

     (c)     Landlord and Tenant shall not be held responsible for delays in the performance of its obligations hereunder (other than Tenant's obligations to make any payments to Landlord of rent or other amounts due hereunder) when caused by material shortages, unseasonal weather, acts of God, labor disputes or other events outside of the performing party's reasonable control (other than financial difficulties or conflicting schedules of the performing party or as otherwise provided in Paragraph 1(f) above with respect to Landlord's delivery of the Premises) ("Force Majeure Delays"). In each event, however, the performing party shall use its prompt, diligent and commercially reasonable efforts (to the extent within such party's reasonable control) to cause such delay in performance to be as short-lived as possible.

     (d)     Tenant agrees, from time to time, within twenty (20) days after request by Landlord, to deliver to Landlord or Landlord's designee, current financial statements prepared in accordance with GAAP or its successor accounting standard and an estoppel certificate stating that this Lease is in full force and effect, the date to which rent is paid and such other factual matters pertaining to this Lease as may be requested by Landlord.

     (e)     This Lease constitutes the entire understanding and agreement of the Landlord and Tenant with respect to the subject matter of this Lease, and contains all of the covenants and agreements of Landlord and Tenant with respect thereto. Landlord and Tenant each acknowledge that no representations, inducements, promises or agreements oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations not expressly set forth in this Lease are of no force or effect. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

     (f)     All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the term of this Lease shall survive the expiration or earlier termination of the term hereof, including, without limitation, all payment obligations with respect to taxes and insurance and all obligations concerning the condition and repair of the Premises. Upon the expiration or earlier termination of the term hereof, and prior to Tenant vacating the Premises, Tenant shall surrender the Premises to Landlord in the same condition as when received, ordinary wear and tear excepted, clean and free of debris and in accordance with the terms and conditions of attached Exhibit "D". In addition, Tenant shall pay to Landlord any amount reasonably estimated by Landlord as necessary to put the Premises, including, without limitation, all heating and air conditioning systems and equipment therein into the required condition. Tenant shall also, prior to vacating the Premises, pay to Landlord the amount, as estimated by Landlord, of Tenant's obligation hereunder for real estate taxes and insurance premiums for the year in which the Lease expires or terminates. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefor upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied as the case may be. The proceeds of the LOC held by Landlord shall be credited against the amount due from Tenant under this Paragraph 22(f).

     (g)     If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

     (h)     All references in this Lease to "the date hereof" or similar references shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed this Lease.

     (i)     Landlord and Tenant each represent and warrant that it has dealt with no broker, agent or other person in connection with this transaction other than CB Richard Ellis, on behalf of Landlord, and Corporate Facilities Group, on behalf of Tenant (the "Brokers") and that no broker, agent or other person other than the Brokers brought about this transaction, other than as may be referenced in a separate written agreement executed by such party, and delivered to the other party, and each party agrees to indemnify and hold the other party harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with such party with regard to this leasing transaction. Landlord agrees to pay the commissions of the Brokers in connection with this leasing transaction in accordance with a separate agreement between such parties.

     (j)     If and when included within the term "Landlord'', as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying some individual at some specific address for the receipt of notices and payments to Landlord. If and when included within the term "Tenant", as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying some individual at some specific address within the continental United States for the receipt of notices and payments to Tenant. All parties included within the terms "Landlord" and "Tenant", respectively shall be bound by notices given in accordance with the provisions of Paragraph 23 hereof to the same effect as if each had received such notice.

     (k)     In the event the Premises constitute a portion of a multiple occupancy building, Tenant's "proportionate share", as used in this Lease, shall mean a fraction, the numerator of which is 52,700 and the denominator of which is 58,800 equaling 89.63%.

     (l)     Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound hereby until its delivery to Tenant of an executed copy hereof signed by Landlord, already having been signed by Tenant, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants. Notwithstanding anything contained herein to the contrary, Landlord may withhold delivery of possession of the Premises from Tenant until such time as Tenant has paid to Landlord one month of escrow charges set forth in Paragraph 2(c) hereof.

     (m)     Intentionally Omitted

     (n)     This Lease shall be governed by the laws of the Commonwealth of Massachusetts. Tenant consents and submits to the personal jurisdiction of the Massachusetts state courts, and further agrees that any litigation between the parties initiated by Tenant shall be initiated in the applicable state court within the Commonwealth of Massachusetts, in the county in which the Premises are located. Tenant further agrees that it shall not initiate any litigation against Landlord in any court other than in the applicable state court within the Commonwealth of Massachusetts. LANDLORD AND TENANT EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY.

     (o)     Tenant agrees that following the execution of this Lease Landlord and its agents may identify Tenant's name in any marketing materials relating to the Building or Landlord's portfolio and/or make press releases or other announcements regarding the leasing of the Premises by Tenant.

     (p)     Landlord shall have the right, in Landlord's sole discretion, from time to time to make changes to the exterior areas surrounding the Building, including without limitation, in the locations, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility lines; to close temporarily any of the driveways surrounding the Building for maintenance purposes so long as reasonable access to the Premises remains available; and to do and perform such other acts and make such other changes in, to or with respect to the exterior areas surrounding the Building as Landlord may, in the exercise of sound business judgment, deem to be appropriate provided, however, that in exercising its rights under this Paragraph 22(p), Landlord shall (i) do so in a non-discriminatory manner, and (ii) make commercially reasonable efforts to avoid unreasonably interfering with Tenant's business operations in the Premises.

23.  NOTICES. Each provision of this instrument or of any applicable governmental laws, ordinances regulations and other requirements with reference to the sending, mailing or delivering of notice or the making of any payment by Landlord to Tenant or with reference to the sending, mailing or delivering of any notice or the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:

     (a)     All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at P. O. Box 6110, Hicksville, New York 11802-6110, or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant's obligation to pay rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such rent and other amounts have been actually received by Landlord. In addition to Base Rent due hereunder, all sums of money and all payments due Landlord hereunder shall be deemed to be additional rental owed to Landlord.

     (b)     All payments required to be made by Landlord to Tenant hereunder and all invoices, statements or bills to be sent to Tenant hereunder shall be delivered to Tenant at the address set forth below, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith.

     (c)     Any written notice or document required or permitted to be delivered hereunder shall be deemed to be delivered whether actually received or not (i) two (2) business days following deposit in the United States Mail, postage prepaid, Certified Mail, or (ii) the next business day following deposit via a recognized overnight delivery service, addressed to the parties hereto at the respective addresses set out below their signatures, or at such other address as they have theretofore specified by written notice delivered in accordance herewith.

24.  HAZARDOUS WASTE.

     (a)     The term "Hazardous Substances", as used in this Lease shall mean pollutants, contaminants, toxic or hazardous materials or wastes, petroleum products or any other substances, the removal of which is required or the use of which is restricted prohibited or penalized by any "Environmental Law", which term shall mean any and all federal, state or local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the environment, hazardous substances, or petroleum products including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the nuclear Regulatory Agency, regulations or laws administered by OSHA and regulations of any state department of natural resources or state environmental protection agency now or at any time hereinafter in effect.

     (b)     Tenant hereby agrees that (i) no activity will be conducted on the Premises that shall produce any Hazardous Substance, except for such activities that are part of the ordinary course of Tenant's business (the "Permitted Activities") provided said Permitted Activities are conducted in accordance with all Environmental Laws, are fully and completely disclosed to Landlord, and are expressly approved in advance in writing by Landlord, (ii) the Premises shall not be used in any manner for the storage of those Hazardous Substances, except for such storage that is in the ordinary course of Tenant's business in amounts appropriate for such use (the "Permitted Material") provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws, are fully and completely disclosed to Landlord, and are expressly approved in advance in writing by Landlord (Landlord hereby approves of the Permitted Materials referenced in Schedule 24, attached hereto and incorporated herein), (iii) no portion of the Premises shall be used as a landfill or a dump, (iv) Tenant shall not install any underground tanks of any type, and (v) Tenant shall not permit any Hazardous Substances to be brought onto the Premises, except for the Permitted Materials, and if so brought or found located thereon, the same shall be immediately removed, with proper disposal, and all required removal and cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. Each party warrants to the other that it shall promptly deliver to such other party notice of any suspected breach of this Paragraph, or any condition or circumstance which makes the environmental warranties contained in this Lease incomplete, inaccurate or misleading, upon learning of the presence or any release of any Hazardous Substances, or upon receiving any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a cleanup, removal, remedial action, or other response with respect to the Building by, or on the part of the Landlord or Tenant under Environmental Laws, or which seeks criminal or punitive penalties from Landlord or Tenant for an alleged violation of Environmental Laws with respect to the Building, or otherwise pertaining to Hazardous Substances which may affect the Building or Premises, together with a copy thereof, except if Landlord is prohibited from providing such notice or information to Tenant due to confidentiality reasons or if prohibited by the terms of any loan or contract. In the event of any such circumstance, Tenant agrees, at the request of Landlord, to permit an environmental audit solely for the benefit of the Landlord, to be conducted by the Landlord or an independent agent selected by the Landlord and which may not be relied upon by the Tenant for any purpose; the cost of which audit shall be paid by Tenant in the event same arises out of a violation or reasonably suspected violation of this Lease or Environmental Laws by Tenant. This provision shall not relieve the Tenant from conducting its own environmental audits or taking any other steps necessary to comply with Environmental Laws. Landlord, in the event it is named as a party, shall have the right, but not the obligation, to join and participate in any legal proceedings or actions initiated in connection with any matters related to Environmental Laws and to have its attorneys' fees in connection therewith paid by Tenant. Tenant shall, at Landlord's request, defend all suits, actions or proceedings commenced against Landlord with counsel approved by Landlord, in Landlord's sole discretion, and Tenant shall pay all costs and judgments associated therewith.

     (c)     Tenant shall be solely responsible and shall indemnify, defend and hold Landlord Entities, harmless from and against all claims, demands, actions, losses, liabilities, costs, expenses, damages and obligations of any nature (including, without limitation, diminution in value of the Premises; all consequential damages; the cost of any required or necessary repair, cleanup or detoxification of the Premises; the preparation and implementation of any closure, remedial or other required plans; damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises; damages arising from any adverse impact on marketing of space; damages to adjacent property; costs of restoring the Premises, and sums paid in settlement of claims, attorneys' fees, court costs, consultant fees, and expert fees) incurred by or asserted against Landlord and directly or indirectly as a result of, arising from, connected with, or attributable to Tenant's use of the Premises, or the generation, storage, release, threatened release, discharge, disposal, removal or presence of any Hazardous Substances resulting from the acts or omissions of Tenant or any Tenant Parties. The foregoing indemnification shall survive the termination or expiration of the Lease. Notwithstanding anything to the contrary contained in this Lease, any default under the terms of this Paragraph shall be a material default under this Lease enabling Landlord, at Landlord's option, to immediately exercise any of the remedies set forth in this Lease, in addition to any other remedies available to Landlord; provided, however, Landlord shall not have the right to terminate this Lease as a result of Tenant's default under this Paragraph unless Landlord has provided Tenant with written notice of such default and Tenant has failed to cure same within fifteen (15) days thereafter. Notwithstanding anything to the contrary contained herein, Landlord's approval of any activity or storage relating to any Hazardous Substance is not intended to, and shall not, be deemed an undertaking by Landlord to determine whether or not such activity or storage is in compliance with Environmental Laws and Landlord assumes no responsibility with respect thereto. Notwithstanding anything herein to the contrary, Tenant shall have no indemnification, compliance, clean-up or remediation responsibility for any violation of Environmental Laws or presence of Hazardous Substances occurring prior to the execution of this Lease or not arising from the acts or omissions of any Tenant Parties unless Tenant knowingly exacerbates a pre-existing condition. Landlord represents and warrants, to the best of its knowledge but without any independent investigation, that no violation of Environmental Laws has occurred in the Building and the Premises is free of Hazardous Substances and free of fungal contamination as of the date hereof.

25.  ADDITIONAL PROVISIONS. See Exhibits "A", "B", "C", "D" and "E" and Schedule 24 attached hereto and incorporated by reference herein.

26.  LANDLORD'S SUBORDINATION OF LIENS. From time to time, upon request from Tenant, Landlord agrees to execute and deliver to Tenant an agreement in commercially reasonable form, and otherwise reasonably satisfactory to Landlord, subordinating Landlord's rights and claim of lien (such as, by way of example and not limitation, the rights of distraint, foreclosure, levy, execution and sale for unpaid rent hereunder) arising under law or pursuant to this Lease respecting Tenant's trade fixtures or other personalty (whether owned or leased), in favor of any holder of a security interest therein given to secure the financing of the purchase price of such personalty, or in favor of any lessor of such personalty, in order to facilitate Tenant's purchase or lease of such items of personalty; provided that such agreement shall not serve to amend this Lease or impose additional obligations upon Landlord. Landlord shall deliver such subordination agreement within the same time period, and subject to the same notice requirements, as are provided for Landlord's delivery of an estoppel statement requested by Tenant under Article 26 hereof.

27.  OPTION TO RENEW. Tenant shall have the right to renew the term of this Lease for one (1) period of five (5) years (the "Renewal Term") subject to the following terms and conditions:

     (a)     Tenant shall not be entitled to renew the term hereof if on the date provided for the exercise of its rights hereunder, or on the date of commencement of the Renewal Term, Tenant either (i) is in default of the performance of any of the terms, covenants and conditions herein contained for which notice of default has been given by Landlord to Tenant in the manner provided in this Lease, which default has not been or is not being remedied in the time provided in this Lease, or (ii) has been in default, regardless of subsequent cure, two (2) or more times during the term of this Lease, or (iii) is no longer in possession of the Premises;

     (b)     Tenant shall exercise its right to renew the term of this Lease, if at all, by notifying Landlord in writing of its election to exercise its right to renew the term hereof (a "Renewal Notice") not later than twelve (12) months prior to the expiration of the term;

     (c)     The Renewal Term shall be upon the same terms, covenants and conditions as contained in this Lease; provided, however, that the Base Rent for the Renewal Term shall be determined by mutual agreement between Landlord and Tenant based upon the then prevailing market rental rate per square foot charged by Landlord for comparable space in buildings of like quality in the same rental market as the Building as of the date the Renewal Term is to commence;

     (d)     In the event Landlord and Tenant are unable to agree upon the rental rate per square foot for the Renewal Term within fifteen (15) days after delivery of the Renewal Notice, the option to renew shall be deemed null and void and the Lease shall expire in accordance with its term; and

     (e)     The option to renew shall be personal to Tenant (or its successor by Permitted Transfer) and shall be null and void and of no further force or effect in the event Tenant assigns this Lease.

28.  RIGHT OF FIRST OFFER TO LEASE ADJACENT SPACE. Provided that Tenant (a) is not in default of the performance of any of the terms, covenants and conditions herein contained for which notice of default has been given by Landlord to Tenant in the manner provided in this Lease, which default has not been or is not being remedied in the time provided in this Lease, (b) has not been in default, regardless of subsequent cure, two (2) or more times during the term of this Lease, and (c) is in possession of the Premises, and subject to the rights of existing tenants, Landlord shall notify Tenant in the future if any currently vacant immediately adjacent space within the Building (the "Adjacent Space") is leased by Landlord and subsequently becomes available for lease within fifteen (15) days of determining the availability of same (the "Adjacent Space Notice") and Tenant will have the right of first offer to lease such Adjacent Space, which right shall be exercised within fifteen (15) days of receiving the Adjacent Space Notice. If Tenant exercises the right of first offer, the leasing of the Adjacent Space shall be on the same terms and conditions as are contained in this Lease and the parties shall execute an appropriate amendment to the Lease to add the Adjacent Space to this Lease, provided that the Base Rent and other business terms for the Adjacent Space shall be determined by the mutual agreement of Landlord and Tenant. In the event Tenant does not exercise the right of first offer or if Landlord and Tenant are unable to mutually agree on the Base Rent and other business terms for the Adjacent Space within fifteen (15) days of Tenant's exercise of the right of first offer, the right of first offer pertaining to the Adjacent Space identified in the Adjacent Space Notice shall be deemed forever null and void and of no further force or effect; provided, however, that Tenant shall maintain the right of first offer to lease the Adjacent Space upon the terms and conditions contained in this Paragraph 28 in the event the Adjacent Space is subsequently leased and later becomes available. The right of first offer shall be personal to Tenant and shall be null and void and of no further force or effect in the event Tenant assigns this Lease.

29.  GUARANTY. This Lease shall be conditioned upon and shall not take place unless and until the Guaranty attached hereto as Exhibit "E" is executed by inTEST Corporation, a Delaware corporation, the parent company of Tenant ("Guarantor").

[signatures appear on following page]

EXECUTED BY LANDLORD, this 27th day of October, 2010.

AMB-SGP SEATTLE/BOSTON, LLC, a Delaware limited liability company

		By:	AMB Property, L.P., a Delaware limited partnership
		Its:	Managing Partner

		By:	AMB Property Corporation, a Maryland corporation
Attest/Witness		Its:	General Partner

/s/ Johnna Barry		By:	/s/ Skip Coppola
Title:	Property Manager		Skip Coppola
		Its:	Vice President, Operations and Leasing

ADDRESS: AMB Property Corporation Attn: Steven T. Kimball or Boston Regional Manager 60 State Street Boston, Massachusetts 02109

EXECUTED BY LANDLORD, this 25th day of October, 2010.

TEMPTRONIC CORPORATION, a Delaware corporation

Attest/Witness		By:	/s/ James Pelrin
/s/ Roger Campbell		Name:	James Pelrin
Title:	Director of Operations	Title:	President

ADDRESS:

Prior to Commencement Date

4 Commercial Street
Sharon, Massachusetts 02067

After Commencement Date

The Premises Address

With Notice Copy to:

Attn: Hugh T. Regan, Jr.
Treasurer and CFO
inTEST Corporation
7 Esterbrook Lane
Cherry Hill, NJ 08003

EXHIBIT "C"

Form of LOC

[NAME OF BANK]                                   [BANK ADDRESS]                              [BANK NOTICE ADDRESS]
OUR IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _____________________	DATE OF ISSUE: OCTOBER ___, 2010
APPLICANT:	BENEFICIARY:
TEMPTRONIC CORPORATION [INSERT ADDRESS]	AMB-SGP SEATTLE/BOSTON, LLC 60 STATE STREET BOSTON, MASSACHUSETTS 02109
EXPIRY DATE: _____________________, 2011	AVAILABLE AMOUNT: MAXIMUM USD 200,000 TWO HUNDRED THOUSAND AND 00/100 US DOLLARS

DEAR SIR(S) OR MADAM(S):

WE HEREBY ISSUE IN YOUR FAVOR OUR IRREVOCABLE STANDBY LETTER OF CREDIT WHICH IS AVAILABLE AGAINST YOUR DRAFT DRAWN AT SIGHT ON US ACCOMPANIED BY THE FOLLOWING:

    -    A STATEMENT, PURPORTEDLY SIGNED BY THE BENEFICIARY, CERTIFYING THAT THE BENEFICIARY IS ENTITLED TO THE AMOUNT DRAWN UNDER THIS LETTER OF CREDIT PURSUANT TO THE TERMS AND CONDITIONS OF THAT CERTAIN LEASE DATED OCTOBER ____, 2010 BETWEEN BENEFICIARY AND TEMPTRONIC CORPORATION PERTAINING TO 35-41 HAMPDEN ROAD, MANSFIELD, MASSACHUSETTS (THE "LEASE").

    -    ORIGINAL OF THIS LETTER OF CREDIT.

FULL OR PARTIAL DRAWINGS ARE PERMITTED

DRAFTS DRAWN UNDER THIS LETTER OF CREDIT MUST BE PRESENTED TOGETHER WITH THE ACCOMPANYING DOCUMENTATION AT OUR OFFICE AT _______________________________________ ATTN:___________________________ NOT LATER THAN FINAL EXPIRY DATE: AUGUST 31, 2021.

ALL DRAFTS MUST BE MARKED "DRAWN UNDER __________________________ BANK LETTER OF CREDIT NUMBER _______________, DATED ________________________".

WE HEREBY ENGAGE WITH YOU THAT ALL PRESENTATIONS MADE UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT WILL BE DULY HONORED WITHOUT INQUIRY AS TO THE ACCURACY THEREOF AND REGARDLESS OF WHETHER APPLICANT DISPUTES THE CONTENT OF BENEFICIARY'S STATEMENT. NOTICE OF DISCREPANCIES SHALL BE PROVIDED TO BENEFICIARY ON THE DATE OF PRESENTATION AND WE HEREBY WAIVE OUR RIGHT TO WAIT FIVE (5) BANKING DAYS PURSUANT TO ARTICLE 14(b) OF THE ICC UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (2007 REVISION).

OUR OBLIGATION UNDER THIS LETTER OF CREDIT IS THE INDIVIDUAL OBLIGATION OF THE BANK, IN NO WAY CONTINGENT UPON REIMBURSEMENT WITH RESPECT THERETO, OR UPON OUR ABILITY TO PERFECT ANY LIEN OR SECURITY INTEREST. FURTHER, OUR OBLIGATION IS NO WAY CONTINGENT UPON YOUR OBLIGATION UNDER ANY GUARANTY OR SURETY BOND FOR WHICH THIS LETTER OF CREDIT IS OR MAY BE GIVEN AS FULL OR PARTIAL COLLATERAL.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR ADDITIONAL 12 MONTH PERIODS FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE, UNLESS AT LEAST 60 DAYS PRIOR TO THE CURRENT EXPIRY DATE WE SEND NOTICE IN WRITING TO YOU VIA CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR VIA HAND DELIVERY AT THE ABOVE ADDRESS, THAT WE ELECT NOT TO AUTOMATICALLY EXTEND THIS LETTER OF CREDIT FOR ANY ADDITIONAL PERIOD. HOWEVER IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND THE FINAL EXPIRY DATE OF AUGUST 31, 2021. UPON SUCH NOTICE TO YOU, YOU MAY DRAW ON US AT SIGHT FOR AN AMOUNT NOT TO EXCEED THE BALANCE REMAINING IN THIS LETTER OF CREDIT WITHIN THE THEN-APPLICABLE EXPIRY DATE, BY YOUR PRESENTATION OF YOUR DRAFT AND DATED STATEMENT PURPORTEDLY SIGNED BY ONE OF YOUR OFFICIALS READING AS FOLLOWS:

"THE AMOUNT OF THIS DRAWING USD . . . . . . . . . . . UNDER [NAME OF BANK] LETTER OF CREDIT NUMBER _______________________ REPRESENTS FUNDS DUE US AS WE HAVE RECEIVED NOTICE FROM [NAME OF BANK] OF THEIR DECISION NOT TO AUTOMATICALLY EXTEND LETTER OF CREDIT NUMBER _______________________ AND THE UNDERLYING OBLIGATION REMAINS OUTSTANDING."

UPON JOINT WRITTEN INSTRUCTION OF APPLICANT AND BENEFICIARY, THE AMOUNT OF THIS LETTER OF CREDIT MAY BE INCREASED OR DECREASED TO EFFECTUATE THE PROVISIONS OF PARAGRAPH 2B OF THE LEASE.

THIS LETTER OF CREDIT IS TRANSFERABLE BY BENEFICIARY IN WHOLE BUT NOT IN PART AND, EXCEPT AS EXPRESSLY STATED HEREIN, IS TRANSFERABLE IN ACCORDANCE WITH THE ISP 98. ANY TRANSFER REQUEST MUST BE PRESENTED TO US WITH THE ATTACHED FORM*, TOGETHER WITH THE ORIGINAL LETTER OF CREDIT. TRANSFERS TO DESIGNATED FOREIGN NATIONALS AND/OR SPECIALLY DESIGNATED NATIONALS ARE NOT PERMITTED AS BEING CONTRARY TO THE U.S. TREASURY DEPARTMENT OR FOREIGN ASSETS CONTROL REGULATIONS.

THIS DOCUMENTARY CREDIT IS SUBJECT TO THE "UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS" (________ REVISION) INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION 500.

[NAME OF BANK]

__________________________________________________
AUTHORIZED SIGNATURE

* BANK'S TRANSFER FORM NEEDS TO BE ATTACHED

EXHIBIT "D"

Move Out Standards

This Move Out Standards (Exhibit "D") is dated for the reference purposes as, and is made between Landlord and Tenant to be a part of that certain Commercial Lease Agreement (the "Lease") concerning the property more commonly known as 35-41 Hampden Road, Mansfield, Massachusetts (the "Premises"). Landlord and Tenant agree that the Lease is hereby modified and supplemented as follows:

At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises in the same condition as they were upon delivery of possession thereto under this Lease, reasonable wear and tear excepted, and shall deliver all keys to Landlord. Before surrendering the Premises, Tenant shall remove all of its personal property and trade fixtures and such alterations or additions to the Premises made by Tenant as may be specified for removal thereof. Notwithstanding the foregoing, Landlord hereby agrees that Tenant shall not be required to remove any of the alterations or additions made to the Premises as part of the Landlord Improvements or shown on the Improvement Plans with the exception of the following items which shall be removed, with the affected areas of the Premises restored to their original condition: compressors and pneumatic lines and associated equipment/piping, unistrut installation and related drops, 50 HZ installations and panels, transformers and exhaust fans. With respect to alterations or additions subsequently made to the Premises, Landlord shall notify Tenant in writing at the time Landlord approves of such alterations or additions whether the same must be removed at the end of the Term. If Tenant fails to remove its personal property and fixtures upon the expiration or earlier termination of this Lease, the same shall be deemed abandoned and shall become the property of the Landlord.

The Tenant shall surrender the Premises, at the time of the expiration or earlier termination of the Lease, in a condition that shall include, but is not limited to, addressing the following items:

1.	Lights:	Office, warehouse, emergency and exit lights will be fully operational with all bulbs and ballasts functioning.
2.	Dock Levelers, Service Doors and Roll Up Doors:	Provide an inspection report from vendor certifying all dock equipment is in good working condition and requiring no repairs.

3.	Dock Seals/Dock Bumpers:	Free of tears and broken backboards repaired. Repair and/or replace dock seals if needed.
4.	Warehouse Floor:	Free of excessive stains and floor markings and swept with no racking bolts or other protrusions left in floor. Cracks should be repaired with an epoxy or polymer.
5.	Tenant-Installed Equipment and Wiring:	Removed and space turned to original condition when originally leased (Remove air lines, junction boxes, conduit, etc.), except as expressly provided herein to the contrary.
6.	Walls:	Sheetrock (drywall) damage should be patched and fire-taped so that there are no holes in either office or warehouse.
7.	Roof:

Any Tenant-installed equipment must be removed and roof penetrations properly repaired by licensed roofing contractor. Active leaks resulting from any such Tenant installed equipment must be fixed and latest Landlord maintenance and repairs recommendation must have been followed. Tenant must check with Landlord's property manager to determine if specific roofing contractor is required to perform work.

8.	Signs:	All exterior signs must be removed and holes patched and paint touched-up as necessary. All window signs should likewise be removed.
9.	Heating and Air Conditioning System:	[Intentionally omitted - Landlord's responsibility]
10.	Electrical:	All electrical equipment to be returned in good condition and repair.
11.	Overall Cleanliness:

Clean windows, sanitize bathroom(s), vacuum carpet, and remove any and all debris from office and warehouse. Remove all pallets and debris from exterior of premises. All trade fixtures, dumpsters, racking, trash, vending machines and other personal property to be removed.

12.	Upon Completion:	Contact Landlord's property manager to coordinate turning in of keys, utility changeover and obtaining of final Landlord inspection of Premises which, in turn, will facilitate release of the LOC.

EXHIBIT "E"

Guaranty

IN CONSIDERATION of and as an inducement for the granting, execution and delivery by AMB-SGP SEATTLE/BOSTON,LLC, a Delaware limited liability company, as landlord ("Landlord"), of the Commercial Lease Agreement (the "Lease") dated October ______, 2010, with TEMPTRONIC CORPORATION, a Delaware corporation, as tenant ("Tenant"), relating to the leasing and use of those certain premises located at 35-41 Hampden Road, Mansfield, Massachusetts 02048, as more particularly described in the Lease (the "Premises"), the undersigned, INTEST CORPORATION, a Delaware corporation("Guarantor"), hereby covenants and agrees as follows:

1.     Guarantor unconditionally and irrevocably guarantees to Landlord the full and prompt payment of Rent (as such term is defined in the Lease) and any and all other sums and charges payable by Tenant under the Lease, and hereby unconditionally and irrevocably guarantees the full, faithful and timely performance and observance of all the covenants, terms, conditions and agreements required to be performed and observed by Tenant under the Lease and any amendment, modification or renewal thereof.

2.     Guarantor hereby covenants and agrees to and with Landlord that if a default shall at any time be made by Tenant in the payment of any such Rent or other such sums and charges payable by Tenant under the Lease beyond applicable notice and cure periods, or if Tenant should default in the performance and observance of any of the terms, covenants, provisions or conditions contained in the Lease beyond applicable notice and cure periods or, should Rent or other sums and charges not be paid beyond applicable notice and cure periods or terms, covenants, provisions and conditions not be performed beyond applicable notice and cure periods in the event of a Financial Proceeding (as defined in Paragraph 10 below), Guarantor shall and forthwith pay such Rent and other such sums and charges and any arrears thereof (including, without limitation, damages, interest, costs, fees, attorneys' fees and expenses to the extent expressly required of Tenant pursuant to the Lease) (collectively, the "Lease Amounts"). If Landlord engages counsel to enforce this Guaranty, as a result of a default by Tenant beyond applicable notice and cure periods under the Lease, or a default by Guarantor under this Guaranty, by suit or otherwise, and Landlord prevails in such enforcement action, Guarantor will reimburse Landlord, upon demand, for all reasonable expenses incurred in connection therewith (including, without limitation, reasonable attorneys' fees) whether or not the suit is actually instituted.

3.     Guarantor's obligations under this Guaranty shall be binding on Guarantor's successors and assigns. All references in this Guaranty (a) to Landlord and Tenant shall include their successors, assigns or subtenants, as the case may be, (b) to Tenant, shall also include any entity created by or pursuant to any Financial Proceeding; and (c) to Tenant, shall include any successors in interest to Tenant (whether or not directly succeeding Tenant) by reason of an Event of Reorganization (as defined in Paragraph 10 below).

4.     The provisions of the Lease may be changed by agreement between Landlord and Tenant without the consent of or notice to Guarantor. The provisions of the Lease may be changed by agreement between Landlord and any permitted assignee of Tenant or any subsequent assignee without the consent of or notice to Guarantor. The Lease may be assigned by Landlord or Tenant, and the Premises, or a portion thereof, may be sublet by Tenant, all in accordance with the provisions of the Lease, without the consent of or notice to Guarantor. This Guaranty shall guarantee the performance of the Lease so assigned. Without limiting the generality of the foregoing, Guarantor waives the rights to object to any change to the Lease between Landlord and Tenant, and with respect to any change to the Lease between Landlord and any permitted assignee of Tenant or any subsequent assignees, and agrees that by doing so Guarantor's liability shall continue even if (a) Landlord and Tenant alter any Lease obligations, or Landlord and any permitted assignee of Tenant or any subsequent assignees alter the Lease obligation, or (b) Guarantor's remedies or rights against Tenant are impaired or suspended without Guarantor's consent by such alteration of Lease obligations.

5.     This Guaranty shall not be modified or affected by Landlord's failure or delay from time to time to enforce any of its rights under either the Lease or this Guaranty.

6.     If Tenant is in default beyond applicable notice and cure periods under the Lease, Landlord may proceed against either Guarantor or Tenant, or both, or Landlord may enforce against Guarantor or Tenant any rights that Landlord has under the Lease, in equity or under applicable law. If the Lease terminates and Landlord has any rights against Tenant after termination, Landlord may enforce those rights against Guarantor, without giving previous notice to Tenant or Guarantor. Guarantor hereby agrees that no notice of default need be given to Guarantor, it being specifically agreed and understood that this Guaranty of the undersigned is a continuing guarantee under which Landlord may proceed forthwith and immediately against Tenant or against Guarantor following any default by Tenant beyond applicable notice and cure periods under the Lease.

7.     Guarantor hereby waives all benefits and defenses under any applicable law (except for the defense of payment or performance on account of Guarantor's liabilities hereunder), including without limitation: (a) the right to require Landlord to proceed against Tenant, proceed against or exhaust any security that Landlord holds from Tenant, or pursue any other remedy in Landlord's power; (b) any defense to its obligations hereunder based on the termination of Tenant's liability; (c) all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty; (d) all notices of the existence, creation, or incurring of new or additional obligations; (e) notice of the acceptance by Landlord of this Guaranty; (f) any failure by Landlord to inform Guarantor of any facts Landlord may now or hereafter know about Tenant, the Lease or the Premises, it being understood and agreed that Guarantor has and will maintain personal knowledge of and is familiar with Tenant's financial condition and business affairs and has the ability to influence Tenant's decision-making processes, and that Landlord has no duty so to inform, and that Guarantor is fully responsible for being and remaining informed by, Tenant of all circumstances bearing on the Lease and this Guaranty; (g) Guarantor hereby waives the benefit of any statutes of limitation or repose affecting Tenant's liability under the Lease or Guarantor's liability under this Guaranty; and (h) the right to trial by jury in any action or proceeding that hereafter may be instituted in respect of the Lease or this Guaranty. Landlord shall have the right to enforce this Guaranty regardless of the acceptance of additional security from Tenant and regardless of the release or discharge of Tenant by Landlord or by others, or by operation of any law.

8.      [Intentionally Omitted]

9.     Guarantor's liability hereunder shall continue until all sums due and owing Landlord under the Lease have been paid and all obligations of Tenant to be performed under the Lease have been performed, all to the satisfaction of Landlord.

10.   The obligations of Guarantor under this Guaranty shall remain in full force and effect and Guarantor shall not be discharged by any of the following events with respect to Tenant or Guarantor: (a) insolvency, bankruptcy, reorganization arrangement, adjustment, composition, assignment for the benefit of creditors, liquidation, winding up or dissolution (each, a "Financial Proceeding"); (b) any merger, acquisition, consolidation or change in entity structure, or any sale, lease, transfer, or other disposition of any entity's assets, or any sale or other transfer of interests in the entity (each, an "Event of Reorganization"); or (c) any sale, exchange, assignment, hypothecation or other transfer, in whole or in part, of Landlord's interest in the Premises or the Lease. Nothing in this Paragraph 10 shall diminish the effect of any subsequent written agreement between Guarantor and Landlord.

11.   Guarantor hereby represents and warrants that it has executed this Guaranty based solely on its independent investigation of Tenant's financial condition. Guarantor hereby assumes responsibility for keeping informed of Tenant's financial condition and all other circumstances affecting Tenant's performance of its obligations under the Lease. Absent a written request for such information by Guarantor, Landlord shall have no duty to advise Guarantor of any information known to it regarding such financial condition or circumstances.

12.   Guarantor further agrees that it may be joined in any action against Tenant in connection with the said obligations of Tenant and recovery may be had against Guarantor in any such action. Guarantor agrees not to exercise any of its rights of subrogation or reimbursement against Tenant until after all amounts due and owing under the Lease have been paid. If the foregoing waiver is determined by a court of competent jurisdiction to be void or voidable, Guarantor agrees to subordinate its rights of subrogation and reimbursement against Tenant to Landlord's rights against Tenant under the Lease.

13.   Guarantor hereby represents and warrants that, as of the date of the execution of this Guaranty by Guarantor, there is no action or proceeding pending or, to Guarantor's knowledge after due inquiry, threatened against Guarantor before any court or administrative agency which could adversely affect the Guarantor's financial condition. The foregoing representation and warranty shall survive the execution and delivery of this Guaranty and is expressly made for the benefit of Landlord, and Landlord's partners, lenders, representatives, successors and assigns.

14.   This Guaranty shall be one of payment and performance and not of collection.

15.   [Intentionally Omitted]

16.   The term "Lease" whenever used in this Guaranty shall be deemed, and interpreted so as, to also include any renewals or extensions of the initial or renewal term(s), as the case may be, and any holdover periods thereunder.

17.   All demands, notices and other communications under or pursuant to this Guaranty shall be in writing, and shall be deemed to have been duly given when personally delivered, or three (3) days after the date deposited in the United States Postal Service, first-class postage prepaid, certified with return receipt requested, or the delivery date designated for overnight courier services (e.g. Federal Express), addressed to the party at the address set forth below, or at such other address as may be hereafter designated in writing by either party to the other.

          Landlord's Address:

          AMB-SGP Seattle/Boston, LLC
          c/o AMB Property Corporation
          60 State Street
          Boston, Massachusetts 02109
          Attention: Steven T. Kimball
                or Boston Regional Manager

          Guarantor:

          inTEST Corporation
          7 Esterbrook Lane
          Cherry Hill, New Jersey 08003
          Attention: Hugh T. Regan, Jr.

18.   Guarantor hereby represents and warrants that Guarantor is duly authorized to execute and deliver this Guaranty; that this Guaranty is binding on Guarantor in accordance with its terms; that the terms and provisions of this Guaranty are intended to be valid and enforceable in accordance with its terms; and that the signatory to this Guaranty is duly authorized to bind Guarantor and execute this Guaranty on Guarantor's behalf.

19.   Landlord may assign this Guaranty in conjunction with the assignment of all or any portion of Landlord's interest in the Lease, without the necessity of obtaining Guarantor's consent thereto, and any such assignment shall not affect, or otherwise relieve, Guarantor from its obligations or liability hereunder. Guarantor may not assign or otherwise delegate any of its rights or obligations hereunder without first obtaining Landlord's written consent thereto, which consent may be withheld in Landlord's sole discretion. The terms and provisions of this Guaranty shall inure to the benefit of Landlord and Landlord's partners, lenders, representatives, successors and assigns. Guarantor hereby acknowledges that Landlord is relying upon Guarantor's covenants, representations and warranties contained in this Guaranty in entering into the Lease with Tenant, and Guarantor hereby undertakes to perform its obligations hereunder promptly and in good faith.

20.   If all or any portion of the obligations guaranteed hereunder are paid or performed and all or any part of such payment or performance is avoided or recovered, directly or indirectly, from Landlord as a preference, fraudulent transfer or otherwise, then Guarantor's obligations hereunder shall continue and remain in full force and effect as to any such avoided or recovered payment or performance.

21.   All representations and warranties by Guarantor contained herein pursuant to this Guaranty are intended to and shall remain true and correct as of the time of execution of this Guaranty, shall be deemed to be material, shall survive the execution and delivery of this Guaranty, and shall be relied upon by Landlord and Landlord's partners, lenders, representatives, successors and assigns.

22.   This Guaranty shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, irrespective of its conflict of law rules. This Guaranty shall be subject to all valid applicable laws and official orders, rules and regulations, and, in the event this Guaranty or any portion thereof is found to be inconsistent with or contrary to any such laws or official orders, rules or regulations, the latter shall be deemed to control, and this Guaranty shall be regarded as modified and shall continue in full force and effect; provided, however, that nothing herein contained shall be construed as a waiver of any right to question or contest any such law, order, rule or regulation in any forum having jurisdiction in the Premises.

23.   Guarantor hereby submits to personal jurisdiction in the Commonwealth of Massachusetts for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Guarantor hereby consents to the jurisdiction of either the Attleboro District Court of Bristol County, Massachusetts, or the United States District Court for the District of Massachusetts, in any action, suit or proceeding which Landlord may at any time wish to file in connection with this Guaranty or any related matter. Guarantor hereby agrees that an action, suit or proceeding to enforce this Guaranty may be brought in any state or federal court in the Commonwealth of Massachusetts and hereby waives any objection which Guarantor may have to the laying of the venue of any such action, suit or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude Landlord from filing any such action, suit or proceeding in any other appropriate forum.

24.   This Guaranty and any exhibits hereto constitute the entire agreement between the parties with respect to the matters covered herein and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

25.   In the event Guarantor fails to perform any of its obligations under this Guaranty or in the event a dispute arises concerning the meaning or interpretation of any provision of this Guaranty, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all reasonable costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs, expert fees, and reasonable attorneys' fees.

26.   Prior to executing this Guaranty, Guarantor has delivered to Landlord financial information of Guarantor. Guarantor covenants, represents and warrants to Landlord, under penalty of perjury, that the financial information presents a fair representation in all material respects of the current financial condition of Guarantor. Guarantor, within fifteen (15) days after Landlord's written request therefor, but not more often than twice annually, shall deliver to Landlord Guarantor's then current financial information in form and content reasonably satisfactory to Landlord.

27.   Time is of the essence of this Guaranty.

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be signed by its duly authorized representative or officer as of the date set forth below.

GUARANTOR:

INTEST CORPORATION,
a Delaware corporation

By:       __________________________________

Name:    __________________________________

Its:       __________________________________

Date:     October ____, 2010